SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐	Soliciting Material Pursuant to Section 240.14a-12

AIR PRODUCTS AND CHEMICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

December 13, 2017

Dear Fellow Shareholder:

On behalf of your Board of Directors, I am pleased to invite you to attend the 2018 Annual Meeting of Shareholders of Air Products and Chemicals, Inc. to be held at 2:00 p.m., Thursday, January 25, 2018, at the Company’s Corporate Headquarters in Allentown, Pennsylvania. Admission procedures are explained in the attached Proxy Statement, and directions appear on the last page of these materials. We have made arrangements to keep parking and navigating our corporate campus easy for you. I hope you will be able to join us.

Attached you will find a Notice of Annual Meeting and Proxy Statement that contains additional information about the meeting, including the items of business and methods that you can use to vote your proxy, such as the telephone or Internet. Your vote is important. I encourage you to sign and return your proxy card or use Internet, mobile device or telephone voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

I am so proud of what the Air Products team has accomplished over the three years since I joined the Company. We have achieved our goals of attaining industry leading safety and financial performance. This past year we took significant steps towards renewing our focus on our core industrial gas business by completing the spin-off of our Electronic Materials business and selling our Performance Materials business. We are now well positioned to deploy our capital into new industrial gas opportunities to create value for you, our shareholders.

In addition, we just announced our new goal of being the most diverse industrial gas company in the world, elevating our commitment to diversity and inclusion by explicitly incorporating it in our goals. We want to ensure we are providing opportunities and the right environment for everyone to contribute and succeed, regardless of their gender, color, race, religion, orientation, country of origin or any other dimension of diversity. I know our team will achieve this goal with the same focus, commitment and energy they have demonstrated in achieving our safety and profitability goals.

I look forward to meeting with fellow shareholders in January to answer your questions about our progress.

Cordially,

Seifi Ghasemi

Chairman, President, and Chief Executive Officer

HIGHLIGHTS OF 2017 PROXY STATEMENT

This section summarizes information contained elsewhere in the proxy statement. These highlights do not contain all the information that you should consider before voting or provide a complete description of the topics covered. Please read the entire proxy statement before voting.

Items of Business

	Board Vote Recommendation	Votes Required	Page
Elect the eight nominees proposed by the Board of Directors as directors for a one-year term ending in 2018.	For	Majority of Votes Cast
Conduct an advisory vote on Executive Officer compensation.	For	Majority of Votes Cast
Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018.	For	Majority of Votes Cast
Approve material terms of the Long-Term Incentive Plan to allow the Company a U.S. tax deduction for Executive Officer performance based awards.	For	Majority of Votes Cast

Director Nominees

Name	Current or Previous Position	Diverse	Tenure (Full Years)
Susan K. Carter	Senior Vice President and Chief Financial Officer of Ingersoll-Rand plc.	x	6
Charles I. Cogut	Retired Partner, Simpson, Thacher & Bartlett, LLP		2
Seifollah Ghasemi	Chairman, President, and Chief Executive Officer of Air Products and Chemicals, Inc.	x	4
Chadwick C. Deaton	Retired Chairman and Chief Executive Officer of Baker Hughes Inc.		7
David H. Y. Ho	Chairman and Founder of Kiina Investment Ltd.	x	4
Margaret G. McGlynn	Retired President and Chief Executive Officer of International AIDS Vaccine Initiative	x	12
Edward L. Monser	President, Emerson Electric Co.		4
Matthew H. Paull	Retired Senior Executive Vice President and Chief Financial Officer of McDonald’s Corp.		4

How to Vote

	How to Vote	Shareholders of Record (Shares registered in your name with The Company’s transfer agent) and Retirement Savings Plan Participants	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)

Internet	Visit the applicable voting website:	www.proxyvote.com	www.proxyvote.com

Mobile Device	Scan the QR Code to vote using your mobile device:		Refer to voting instruction form.

Telephone	Within the United States, U.S. Territories and Canada, call toll-free:	1-800-690-6903	Refer to voting instruction form.

Mail	Complete, sign and mail your proxy card or voting instruction form in the self-addressed envelope provided.

In Person	For instructions on attending the 2018 Annual Meeting in person, please see page 5.

AIR PRODUCTS AND CHEMICALS, INC.

i

2017 Company Performance Highlights

•

The Company continued its dramatic improvement in safety performance, with 67% improvement in the employee lost time injury rate and 23% improvement in the employee recordable injury rate versus fiscal year 2016, and even greater improvement in contractor injury rates.

•	Earnings per share increased 2% over the prior year. Adjusted earnings per share[1] increased 12%, representing the third consecutive year of double digit growth.

•	Net income from continuing operations increased 3%. Adjusted EBITDA[1] increased 7%.

•	The Company returned nearly $800 million to shareholders through dividends, increasing dividends for the 35th consecutive year.

•

The Company completed its spin-off of the Electronic Materials business with the distribution of all outstanding shares of Versum Materials, Inc. (“Versum Materials”) to shareholders on October 1, 2017. The spin-off unlocked significant shareholder value, with Versum Materials stock price increasing over 37% since the distribution date New York Stock Exchange (“NYSE”) closing price.[2]

•	In January 2017 the Company completed the sale of the Performance Materials business at an excellent EBITDA multiple for the industry.

•

The Company brought three major projects on-stream in India, Korea and China; made significant progress towards completion of the world’s largest industrial gas project in Saudi Arabia; and announced multiple new projects across the globe.

•

The Company was named to the Dow Jones Sustainability Index (North America), FTSE4Good Index, Ethibel Sustainability Index (Excellence Global), and Corporate Responsibility Magazine’s 100 Best Corporate Citizens, and as a Corporate Equality Index Best Place to Work for LBGT Equality.

•	Three years ago, we said:

We would be the safest industrial gas company in the world.	Done. 75 percent improvement in our employee lost-time injury rate over the past three years.
We would be the most profitable Industrial Gas company in the world.	Done. Adjusted EBITDA margin of more than 34 percent. (1)

We would divest non-core assets.

              Done.

We sold our Performance Materials business to Evonik for 15.8x EBITDA. We also spun-off our Electronic Materials business as Versum Materials Inc. which is thriving as a leading electronic materials company.

We would have the best balance sheet in the industry.	Done. Air Products has the strongest balance sheet in the industry, and we are well-positioned to take advantage of tremendous growth opportunities in industrial gases.

[1]	This is a non-GAAP measure. See Appendix A for reconciliation to GAAP measures.
[2]	October 3, 2016 closing price of $28.00 compared to November 30, 2017 closing price of $38.40.

AIR PRODUCTS AND CHEMICALS, INC.

2017 Compensation Highlights

•	Say on Pay. At the January 2017 Annual Meeting of Shareholders, shareholders supported the Company’s Executive Officer compensation program by a vote of 97% of the votes cast.

•

Median Pay Program. The Executive Officer compensation program is designed to deliver compensation that approximates the median for carefully selected peer groups when shareholders’ expectations are met, and exceeds the median only when performance exceeds expectations.

•	Shareholder Focused Performance Metrics. 2017 Executive Officer incentive compensation performance metrics support the Company’s priorities for creation of shareholder value:

Award Type	Performance Metric
Annual Incentive Plan	Rigorous adjusted earnings per share targets (10% growth required for target payout)
Performance Shares (60% of long-term incentive compensation)	Relative total shareholder return (50th percentile required for target payout)

•

Demonstrated Alignment Between Pay and Performance. Below is the Equilar Inc. Pay for Performance Profile for 2014-2016 reported periods comparing Air Products’ chief executive officer compensation and total shareholder return (“TSR”) to that of the members of the S&P 500 Basic Materials Sector for the three-year period (reflects TSR for calendar years 2014-2016 and Summary Compensation Table data for fiscal years ending with or within calendar years 2014-2016).

•	Performance Metric Impacts of the Spin-off of Versum Materials and Sale of Performance Materials.

The spin-off of Versum Materials and the sale of the Performance Materials business unlocked significant value for shareholders but resulted in a decrease in several financial metrics for Air Products on a stand-alone basis. For example, Air Products’ fiscal year 2017 Revenue Growth, EBITDA Growth and Cash Flow from Operations may appear to be negative on a year over year basis if prior year performance data is not adjusted for the spin-off and sale, despite the Company’s industry leading performance across most profitability metrics. In addition, the sale of the Performance Materials business generated significant cash which Air Products is working actively to deploy for shareholder value creation in our core industrial gas business, but the significant gain from the sale impacts return metrics in the short term.

AIR PRODUCTS AND CHEMICALS, INC.

Notice of Annual Meeting of Shareholders

Date and Time	Thursday, January 25, 2018

2:00 p.m. (Eastern Standard Time)

Location	Corporate Headquarters Auditorium

7201 Hamilton Boulevard

Allentown, PA 18195

(Free parking will be available. Admission procedures are explained on page 5. Directions appear on the last page of this Proxy Statement.)

Items of Business	1.	To elect the eight nominees proposed by the Board of Directors as directors for a one-year term.

2.	To conduct an advisory vote on Executive Officer compensation.

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018.

4.	To approve material terms of the Long-Term Incentive Plan to allow a continued Company tax deduction for the value of certain plan awards.

5.	To attend to such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Record Date	Shareholders of record at the close of business on November 30, 2017 are entitled to receive this notice and to vote at the meeting.

Ways to Submit Your Vote

Instructions on how to vote your shares online or via mobile device are contained in the Notice of Availability of Proxy Materials or on your proxy card. If you received paper copies of your proxy materials by mail, you may also fill in, sign, date, and mail a proxy card or vote using a toll-free telephone number. To save costs, we encourage you to vote online or by telephone if these options are available to you.

Important

Whether you plan to attend the meeting or not, please submit your proxy as soon as possible in order to avoid additional soliciting expense to the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

By order of the Board of Directors,

Sean D. Major

Executive Vice President,

General Counsel and Secretary

December 13, 2017

Important Notice Regarding Internet Availability of Proxy Materials for the

Air Products and Chemicals, Inc. January 25, 2018 Shareholders’ Meeting

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended

September 30, 2017 are available at www.proxyvote.com.

AIR PRODUCTS AND CHEMICALS, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ON VOTING AND THE ANNUAL MEETING

AIR PRODUCTS AND CHEMICALS, INC.

PROXY STATEMENT

We have provided you this Notice of Annual Meeting and Proxy Statement because the Board of Directors (the “Board”) of Air Products and Chemicals, Inc. (the “Company” or “Air Products”) is soliciting your proxy to vote at the Company’s Annual Meeting of Shareholders on January 25, 2018 (the “Annual Meeting”). This Proxy Statement contains information about the items to be voted on at the Annual Meeting and information about the Company. Instructions on how to access this Proxy Statement and our Annual Report on Form 10-K on the Internet or paper copies of the Proxy Statement and Annual Report are first being sent to shareholders on or about December 13, 2017.

QUESTIONS AND ANSWERS ON VOTING AND

THE ANNUAL MEETING

How many shares can vote at the Annual Meeting?

As of the Record Date, which was November 30, 2017, 218,817,184 shares of Company common stock were issued and outstanding, which are the only shares entitled to vote at the Annual Meeting. Every owner of Company stock is entitled to one vote for each share owned.

Who counts the votes?

A representative of Broadridge Corporate Issuer Solutions, Inc. will tabulate the votes and act as the independent inspector of election.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares of Company stock that you own in accordance with your instructions. The person you appoint to vote your shares is also called a proxy. You can find an electronic proxy card at www.proxyvote.com that you can use to vote your shares online or you can scan the QR code provided with your proxy materials. If you received these proxy materials by mail, you can also vote by mail or telephone using the proxy card enclosed with these materials.

On the proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the Annual Meeting. The proxies are required to vote your shares in the manner you instruct.

What shares are included on my proxy card?

If you are a registered shareholder, your proxy card(s) will show all of the shares of Company stock registered in your name with our Transfer Agent, Broadridge Corporate Issuer Solutions, Inc. on the Record Date, including shares in the Direct Stock Purchase and Sale Program administered for Air Products’ shareholders by our Transfer Agent. If you also have shares registered in the name of a bank, broker, or other registered owner or nominee, they will not appear on your proxy card.

AIR PRODUCTS AND CHEMICALS, INC.

QUESTIONS AND ANSWERS ON VOTING AND THE ANNUAL MEETING

How do I vote the shares on my proxy card?

If you received a Notice of Availability of Proxy Materials and accessed these proxy materials online, follow the instructions on the Notice to obtain your records and vote electronically.

If you received these proxy materials by mail, you may vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope. You also can vote via mobile device, online or by using a toll-free telephone number. Instructions about these ways to vote appear on the proxy card. If you vote by telephone, please have your paper proxy card and control number available. The sequence of numbers appearing on your card is your control number, and your control number is necessary to verify your vote.

If you received these proxy materials via e-mail, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Company stock and your control number.

Whether your proxy is submitted by mail, telephone, mobile device or online, your shares will be voted in the manner you instruct. If you do not specify in your proxy how you want your shares voted, they will be voted according to the Board’s recommendations below:

Item	Board Recommendation
1. Election of the Board’s Eight Nominees as Directors	For
2. Advisory Vote on Executive Officer Compensation	For
3. Ratification of KPMG LLP (“KPMG”) as the Company’s Independent Registered Public Accounting Firm	For
4. Approve Materials Terms of Long-Term Incentive Plan	For

How do I vote shares held by my broker or bank?

If a broker, bank, or other nominee holds shares of Company stock for your benefit, and the shares are not in your name on the Transfer Agent’s records, then you are considered a “beneficial owner” of those shares. If your shares are held this way, sometimes referred to as being held in “street name”, your broker, bank, or other nominee will send you instructions on how to vote. If you have not heard from the broker, bank, or other nominee who holds your Company stock, please contact them as soon as possible. If you plan to attend the meeting and would like to vote your shares held by a bank or broker in person, you must obtain a legal proxy, as described in the admission procedures section on page 5.

If you do not give your broker instructions as to how to vote, under New York Stock Exchange (“NYSE”) rules, your broker has discretionary authority to vote your shares for you on Item 3 to ratify the appointment of auditors. Your broker may not vote for you without your instructions on the other items of business. Shares not voted on these other matters by your broker because you have not provided instructions are sometimes referred to as “broker nonvotes”.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or on-line vote, by notifying us that you have revoked your proxy, or by attending the Annual Meeting and giving notice of revocation in person.

AIR PRODUCTS AND CHEMICALS, INC.

QUESTIONS AND ANSWERS ON VOTING AND THE ANNUAL MEETING

How is Company stock in the Company’s Retirement Savings Plan voted?

If you are an employee who owns shares of Company stock under the Retirement Savings Plan and you have regular access to a computer for performing your job, you were sent an e-mail with instructions on how to view the proxy materials and provide your voting instructions. Other participants in the Retirement Savings Plan will receive proxy materials and a proxy card in the mail. The Trustee, Fidelity Management Trust Company, will vote shares of Company stock allocated to your Plan account on the Record Date in accordance with the directions you give on how to vote. The Trustee will cast your vote in a manner which will protect your voting privacy. If you do not give voting instructions or your instructions are unclear, the Trustee will vote the shares in the same proportions and manner as overall Retirement Savings Plan participants instruct the Trustee to vote shares allocated to their Plan accounts.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if a majority of the outstanding shares of Company stock are present in person at the Annual Meeting or represented there by proxy. If you vote — including by Internet, telephone, or proxy card — your shares voted will be counted towards the quorum for the Annual Meeting. Proxies marked as abstentions and broker discretionary votes are also treated as present for purposes of determining a quorum.

What vote is necessary to pass the items of business at the Annual Meeting?

Election of Directors.    Our Bylaws provide that if a quorum is present at the Annual Meeting, the eight director candidates will be elected if they receive a majority of the votes cast at the meeting in person or by proxy. This means the nominees will be elected if the number of shares voted “for” the nominee exceeds the number of shares voted “against” the nominee. Abstentions and broker nonvotes are not counted as votes cast and therefore will have no effect.

Under our Corporate Governance Guidelines, any incumbent director who is not reelected by a majority of the votes cast must tender his or her resignation to the Corporate Governance and Nominating Committee of the Board for its consideration. The Corporate Governance and Nominating Committee then recommends to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the Committee’s recommendation or the Board’s action regarding whether to accept the resignation. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results by the inspector of election. If the Board does not accept the director’s resignation, the director will continue to serve.

All Other Items.    The other three items of business will be approved if shares voted in favor of the proposal exceed shares voted against the proposal. Abstentions and broker nonvotes will not affect the outcome of the vote.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is proposed and the chairman of the Annual Meeting permits it to be presented at the Annual Meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

When are Shareholder proposals for the Annual Meeting to be held in 2018 due?

To be considered for inclusion in next year’s proxy statement, proposals and nominations of persons to serve as directors must be delivered in writing to the Secretary of the Company, Air Products and Chemicals, Inc., 7201 Hamilton Boulevard, Allentown, PA 18195-1501 no later than August 15, 2018. To be presented at the 2018 Annual Meeting, proposals and nominations must be delivered in writing by October 27, 2018 and must comply with the requirements of our bylaws (described in the next paragraph).

AIR PRODUCTS AND CHEMICALS, INC.

QUESTIONS AND ANSWERS ON VOTING AND THE ANNUAL MEETING

Our Bylaws require adequate written notice of a proposal to be presented by delivering it in writing to the Secretary of the Company in person or by mail at the address stated above, on or after September 27, 2018, but no later than October 27, 2018. To be considered adequate, the notice must contain other information specified in the Bylaws about the matter to be presented at the meeting and the shareholder proposing the matter. A copy of our Bylaws can be found in the “Governance” section of our website at www.airproducts.com. A proposal received after October 27, 2018, will be considered untimely and will not be entitled to be presented at the meeting.

What are the costs of this proxy solicitation?

We hired Morrow Sodali, 470 West Ave., Stamford CT 06902 to help distribute materials and solicit votes for the Annual Meeting. We will pay them a fee of $13,000, plus out-of-pocket costs and expenses. We also reimburse banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to you because they hold title to Company stock for you. In addition to using the mail, our directors, officers, and employees may solicit proxies by personal interview, telephone, telegram, or otherwise, although they will not be paid any additional compensation. The Company will bear all expenses of solicitation.

May I inspect the shareholder list?

For a period of 10 days prior to the Annual Meeting, a list of shareholders registered on the books of our Transfer Agent as of the Record Date will be available for examination by registered shareholders during normal business hours at the Company’s principal offices, provided the examination is for a purpose germane to the meeting.

How can I get materials for the Annual Meeting?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to most of our shareholders via the Internet, instead of mailing printed copies of those materials to each shareholder. On December 13, 2017, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (“fiscal year 2017”). The Notice of Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Current Employees.    If you are an employee of the Company or an affiliate who is a participant in the Retirement Savings Plan or who has outstanding stock options, with an internal Company e-mail address as of the Record Date, you should have received e-mail notice of electronic access to the Notice of Annual Meeting, the Proxy Statement, and the Annual Report on Form 10-K for fiscal year 2017 on or about December 13, 2017. You may request a paper copy of these materials by contacting the Corporate Secretary’s Office. If you do not have an internal Company e-mail address, paper copies of these materials were mailed to your home. Instructions on how to vote shares in your Plan account are contained in the e-mail notice or accompany the paper proxy materials mailed to you.

If you have employee stock options awarded to you by the Company or an affiliate but do not otherwise own any Company stock on the Record Date, you are not eligible to vote and will not receive a proxy card for voting. You are being furnished this Proxy Statement and the Annual Report on Form 10-K for fiscal year 2017 for your information and as required by law.

AIR PRODUCTS AND CHEMICALS, INC.

QUESTIONS AND ANSWERS ON VOTING AND THE ANNUAL MEETING

What are the admission procedures for the Annual Meeting?

To gain admission to the Annual Meeting, if not a Company employee, you must present your admission ticket at the Visitor’s Entrance to the Air Products Corporate Headquarters.

Registered Shareholders.    If you received a “Notice of Availability of Proxy Materials”, the Notice is your admission ticket. If you received these proxy materials by mail or e-mail, your admission ticket is on the top half of the reverse side of your proxy card, which must be printed if you received it by e-mail.

Shares held through broker, bank, or nominee.    When you vote your shares, either electronically or via your voting instruction form, you will be given the opportunity to check a box indicating that you intend to attend the Annual Meeting. If you check the box, you will be sent a “legal proxy” which will serve as your admission ticket. (Please note, if you check this box, your shares must be voted in person.) Alternatively, you will be admitted if you present a Notice of Availability of Proxy Materials or Voting Instruction Form relating to the Air Products Annual Meeting; however, you must present a legal proxy if you wish to vote your shares in person.

How can I reach the Company to request materials or information referred to in these Questions and Answers?

You may reach us by mail addressed to:

Corporate Secretary

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501,

by calling 610-481-7809, or by leaving a message on our website at:

www.airproducts.com/tmm/tellmemore.asp

AIR PRODUCTS AND CHEMICALS, INC.

PROPOSALS YOU MAY VOTE ON

PROPOSALS YOU MAY VOTE ON

1.    ELECTION OF DIRECTORS

The Board currently has 8 directors. The Board has nominated the eight incumbent directors for election to the Board for the terms expiring in January 2019: Susan K. Carter, Charles I. Cogut, Chadwick C. Deaton, Seifi Ghasemi, David H. Y. Ho, Margaret G. McGlynn, Edward L. Monser, and Matthew H. Paull. Biographical information on these nominees and a description of their qualifications to serve as director and similar information about other directors appears beginning on page 8. Each nominee elected as a director is expected to continue in office until his or her term expires, or until his or her earlier retirement, resignation, or death.

The Board has no reason to believe that any of the nominees will not serve if elected. If a nominee is unavailable for election at the time of the Annual Meeting, the Company representatives named on the proxy card will vote for another nominee proposed by our Board or, as an alternative, the Board may reduce the number of directors on the Board.

The Board recommends a vote “FOR” the election of Ms. Carter, Mr. Cogut, Mr. Deaton, Mr. Ghasemi, Mr. Ho, Ms. McGlynn, Mr. Monser, and Mr. Paull.

2.    ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

The Board is committed to excellence in governance and recognizes the interest our shareholders have in the Company’s executive compensation program. As a part of that commitment, and in accordance with SEC rules, our shareholders are asked to approve an advisory resolution on the compensation of the Executive Officers, as disclosed in the Compensation Discussion and Analysis and accompanying Executive Compensation Tables and narrative. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2017 executive compensation program and policies for the Executive Officers by voting for or against the following resolution:

RESOLVED, that the compensation of the Executive Officers as discussed and disclosed, pursuant to the SEC compensation disclosure rules, in the Compensation Discussion and Analysis and the Executive Compensation Tables and accompanying narrative is approved.

Although the vote is non-binding, the Board and the Management Development and Compensation Committee will review the voting results. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and to address them in making future decisions about executive compensation programs. The Company intends to conduct an advisory vote on Executive Officer compensation annually. The next such vote will be conducted at our 2018 Annual Meeting.

The Board recommends a vote “FOR” this resolution. As described in the Compensation Discussion and Analysis, our Executive Officer compensation program has been designed to support our long-term business strategies and drive creation of shareholder value. It is aligned with the competitive market for talent, very sensitive to Company performance and oriented to long-term incentives to maintain and improve the Company’s long-term profitability. We believe the program delivers reasonable pay which is strongly linked to Company performance.

3.    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At its meeting held in November 2017, the Audit and Finance Committee of the Board approved KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018 (“fiscal year 2018”). The Board concurs with and requests that shareholders ratify this appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit and Finance

AIR PRODUCTS AND CHEMICALS, INC.

PROPOSALS YOU MAY VOTE ON

Committee will reconsider it. Representatives of KPMG will be available at the Annual Meeting to respond to questions. Information on KPMG’s fees for fiscal years 2017 and 2016 appears on pages 21-22.

The Board recommends a vote “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2018.

4.    APPROVE MATERIAL TERMS OF LONG-TERM INCENTIVE PLAN

Under U.S. federal income tax law, compensation paid to certain Executive Officers may not be deductible unless it qualifies as “performance based”. The Company delivers a significant portion of its Executive Officer compensation through performance shares, which entitle the recipients to receive shares of Company stock upon the satisfaction of certain performance goals and other conditions to earning the award. Performance shares, and certain other types of awards under the Plan which have not been recently used, are intended to provide compensation which will qualify as “performance-based compensation” exempt from restrictions on deductibility.

In order for compensation attributable to Plan awards to be exempt from the restrictions, the Company’s shareholders must periodically approve the employees eligible for such compensation under the Plan, the maximum awards under the plan, and the business criteria on which performance goals under the Plan are based. Each of these terms is discussed below.

Maximum Awards – The Plan includes the following limits on the amounts of awards that may be granted to any one person in any one fiscal year:

•	a 1,000,000 share limit on the number of shares that may be the subject of grants of stock options (and tandem stock appreciation rights);

•	a 1,000,000 share limit on the number of shares that may be the subject of grants of stand-alone stock appreciation rights;

•	a 100,000 share limit on the number of shares that may be distributable under deferred stock units, including performance shares;

•	A 100,000 share limit on the number of shares of restricted stock that may be granted; and

•	a 100,000 share limit with respect to which other stock awards may be granted (i.e., the value of such awards cannot exceed the value of 100,000 shares).

These limits are subject to adjustment to reflect stock splits and similar events. The minimum price at which shares may be acquired by exercising options granted under the Plan, and on the basis of which stock appreciation rights may be valued, is the fair market value of a share of Company stock on the date the award is granted.

Employees Eligible- The class of employees eligible for awards under the Plan is executives and other key salaried employees of the Company and its subsidiaries.

Business Criteria – The performance objectives for performance shares or any other performance-based deferred stock units, restricted stock, or other stock awards will be limited to objective measures based on one or more of the following business criteria, any of which may be measured either in absolute terms or as compared to another company or companies and may be calculated in accordance with GAAP or otherwise as determined by the Board or a Committee thereof: return on shareholder’s equity; earnings per share targets or growth; growth in net income; growth in revenues; cash flow return on capital or growth in cash flow; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; total return to shareholders; return on capital employed; operating return on net or gross investment or other denominators based on investment or assets; profit margins; or operating margins. These criteria may be used individually or in a formula combining two or more criteria such as a sum or two or more criteria or the greatest of two or more criteria.

The Board recommends a vote “For” approving the material terms of the Long-Term Incentive Plan.

AIR PRODUCTS AND CHEMICALS, INC.

THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS

The Board is composed of a diverse group of leaders in their respective fields. Our current directors have leadership experience at major domestic and international companies with operations inside and outside the United States; experience on other companies’ boards, which provides an understanding of different business processes, challenges, and strategies; experience in key market sectors which reflect our customer base; or financial or governance expertise. All have personal traits such as candor, integrity, commitment, and collegiality that are essential to an effective board of directors.

Information follows about the age and business experience, as of December 1, 2017, of the nominees up for election and the directors continuing in office, and the particular experiences, qualifications, attributes, and skills that led the Board to conclude that each director should serve as a director. Each nominee has consented to being nominated for director and has agreed to serve if elected. All of the nominees are currently directors.

SUSAN K. CARTER, age 59.

Senior Vice President and Chief Financial Officer of Ingersoll-Rand plc.

Director of the Company since 2011.

Susan K. Carter is the Senior Vice President and Chief Financial Officer of Ingersoll-Rand plc, a diversified industrial company. She joined Ingersoll-Rand in September 2013. Prior to joining Ingersoll-Rand, from 2009 to 2013, Ms. Carter served as Executive Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction and services company; Executive Vice President and Chief Financial Officer of Lennox International Inc., a global provider of climate control solutions for heating, air conditioning, and refrigeration markets from 2004 to 2009; and Vice President and Chief Accounting Officer of Cummins, Inc. from 2002 to 2004. She also held senior financial and accounting roles at Honeywell International Inc., DeKalb Corporation, and Crane Co. She is a former director of Lyondell Chemical Company. Ms. Carter received a Bachelor’s degree in Accounting from Indiana University and received a Master’s degree in Business Administration from Northern Illinois University. She is a Certified Public Accountant.

As the chief financial officer of global publicly-held corporations, Ms. Carter has significant experience in financial reporting, information technology, accounting, finance and capital management, investor relations, and international operations. Her background provides the Board with broad expertise in international financial and operational issues.

CHARLES I. COGUT, age 70.

Retired Partner, Simpson Thacher & Bartlett LLP.

Director of the Company since 2015.

Charles “Casey” Cogut is a retired partner of Simpson Thacher & Bartlett LLP (“STB”). Mr. Cogut joined the New York-based law firm in 1973 and served as partner in STB from 1980-2012, and as a Senior Mergers and Acquisitions (“M&A”) Counsel at STB from 2013-2016. For many years he was a leading member of STB’s M&A and private equity practices. He specialized in domestic, international and cross-border mergers and acquisitions, the representation of special committees of boards of directors, and buyouts and other transactions involving private equity firms. In addition, he regularly advised boards of directors with respect to corporate governance matters and fiduciary responsibilities. From 1990 – 1993, he served as senior resident partner in the firm’s London office. Mr. Cogut received his J.D. in 1973 from the University of Pennsylvania Law School after graduating summa cum laude from Lehigh University in 1969. He is a member of the Board of Overseers of the University of Pennsylvania Law School, and Co-Chair of the Board of Advisors of the University’s Institute for Law and Economics. He also is a director of The Williams Companies, Inc. and a member of the Board of Trustees and the Executive Committee of Cold Spring Harbor Laboratory. He was formerly a director of Patheon N.V.

Mr. Cogut brings to the Board expertise in governance and fiduciary responsibilities of directors. He also has extensive experience in multi-jurisdictional mergers and acquisitions and other complex transactions. He has been recognized as one of the leading corporate lawyers in the United States.

AIR PRODUCTS AND CHEMICALS, INC.

THE BOARD OF DIRECTORS

CHADWICK C. DEATON, age 65.

Retired Chairman and Chief Executive Officer of Baker Hughes Inc.

Director of the Company since 2010.

Chadwick “Chad” Deaton is the retired Executive Chairman of Baker Hughes, Inc. an oilfield services and products provider with operations in over 90 countries. He joined Baker Hughes in 2004 and served as Chairman and Chief Executive Officer through 2011. He became Executive Chairman in January 2012. He retired as Executive Chairman in April 2013. Previously, Mr. Deaton was President and Chief Executive Officer of Hanover Compressor Company (now Exterran Holdings, Inc.); and Senior Advisor and Executive Vice President of Schlumberger Oilfield Services. Mr. Deaton is a director of Ariel Corporation, a private manufacturer of gas compressor equipment, CARBO Ceramics, Inc., Marathon Oil Corporation and Transocean Ltd. He is also a former director of Hanover Compression Company and Baker Hughes. He is a director of Houston Achievement Place and a member of the Society of Petroleum Engineers’, and the Governor of Wyoming’s Engineering Task Force for the University of Wyoming. He also serves as a director for the University of Wyoming Foundation. Mr. Deaton earned a Bachelor’s degree in Geology from the University of Wyoming.

As a former chairman and chief executive officer of a global publicly held corporation, Mr. Deaton brings to the Board international business experience and executive leadership experience in operations, technology, talent management, and governance. In addition, his 30-year career in petrochemicals and energy businesses provides him with expertise in key customer segments for the Company.

SEIFOLLAH (“SEIFI”) GHASEMI, age 73.

Chairman, President and Chief Executive Officer of the Company.

Director of the Company since 2013.

Prior to joining Air Products, from 2001-2014, Mr. Ghasemi served as Chairman and Chief Executive Officer of Rockwood Holdings, Inc., a global leader in inorganic specialty chemicals and advanced materials that was acquired by Albemarle Corporation in January 2015. From 1997-2001, he held leadership roles at GKN, a global industrial company, including positions as director of the Main Board of GKN, plc, and chairman and chief executive officer of GKN Sinter Metals, Inc. and Hoeganes Corporation. Earlier in his career, Mr. Ghasemi spent nearly 20 years with The BOC Group (the industrial gas company which is now part of Linde AG) in positions including director of the Main Board of BOC Group, plc; president of BOC Gases Americas; and chairman and chief executive officer of BOC Process Plants, Ltd. and Cryostar. He is a former director of Rockwood Holdings, Inc. and EnerSys. Mr. Ghasemi also serves as non-executive chairman of Versum Materials, Inc. Mr. Ghasemi earned his undergraduate degree from Abadan Institute of Technology and holds a Master’s degree in Mechanical Engineering from Stanford University, and was awarded an honorary Doctor of Science degree from Lafayette College.

Mr. Ghasemi brings to the Board strong leadership and extensive management and operating experience, including deep experience in the industrial gases and specialty chemicals industries, and a solid understanding of key end markets for the Company. His prior executive leadership of an international chemical company also provides substantial experience in governance and portfolio management, strategic planning, talent management, and international operations. He provides the Board with candid insights into the Company’s industry, operations, management team, and strategic strengths and weaknesses.

AIR PRODUCTS AND CHEMICALS, INC.

THE BOARD OF DIRECTORS

DAVID H. Y. HO, age 58.

Chairman and Founder of Kiina Investment Ltd.

Director of the Company since 2013.

David H. Y. Ho is Chairman and Founder of Kiina Investment Ltd., a venture capital firm that invests in start-up companies in the technology, media, and telecommunications industries. Mr. Ho previously served as Chairman of Greater China for Nokia Siemens Networks, President of Greater China for Nokia Corporation, and Senior Vice President of the Nokia Networks Business Group. He has also held senior leadership roles with Nortel Networks and Motorola in China and Canada. Mr. Ho currently serves as a member of the board of Pentair plc and Qorvo, Inc. in the United States and two Chinese state-owned enterprises: China COSCO Shipping Corporation and China Mobile Communications Corporation. Mr. Ho served as a director of Triquent Semiconductor, Inc. prior to its merger with R. F. Micro Devices to form Qorvo, Inc., and as a director of China Ocean Shipping Company prior to its merger with China Shipping Group. Mr. Ho also previously served as a director of Dong Fang Electric Corporation and Owens Illinois, Inc. He holds a Bachelor’s degree in Engineering and a Master’s degree in Management Sciences from the University of Waterloo in Canada.

Mr. Ho has extensive experience establishing and building businesses in China and in international joint venture operations, government relations, and Asian operations and marketing. His background brings significant value to the Company as we execute on our Asian strategy. He also has executive leadership experience in the electronics and technology industries, key customer markets for the Company.

MARGARET G. McGLYNN, age 58.

Retired President, International AIDS Vaccine Initiative and Merck & Co., Inc. Global Vaccine and Infectious Disease Division. Director of the Company since 2005.

Margaret G. McGlynn is the retired President and Chief Executive Officer of International AIDS Vaccine Initiative, a global not-for-profit, public-private partnership working to accelerate the development of vaccines to prevent HIV infection and AIDS. She joined its board in 2010 and served as President and Chief Executive Officer from 2011 until her retirement in 2015. Ms. McGlynn previously served as President, Global Vaccine and Infectious Disease Division of Merck & Co., Inc., a global pharmaceutical company, from 2007 until her retirement in 2009, where she was responsible for a portfolio of more than $7 billion in global sales. She led the introduction of several new vaccine products and anti-infective therapies, expanded Merck’s vaccine and infectious disease business globally, and launched several initiatives to provide access to its vaccines and HIV therapies in the developing world. Earlier she served as President, U.S. Human Health at Merck, from 2003 to 2005, and in 2005 she was named President, Merck Vaccine Division. Ms. McGlynn was a member of the Global Alliance for Vaccines and Immunization board of directors and executive committee from 2006 to 2008. She is also a director of Amicus Therapeutics, Inc., Vertex Pharmaceuticals, Inc., Orphan Technologies Ltd., and a former director of Quidel Diagnostics. She earned a Bachelor’s degree in Pharmacy and a Master’s of Business Administration in Marketing from State University of New York at Buffalo.

From her management of a global business and service as chief executive officer of a global organization, Ms. McGlynn brings extensive experience in government relations and public policy, international marketing, mergers and acquisitions and talent management. She has expertise in productivity, and a deep understanding of the healthcare business, an important customer base for the Company. Her service on other boards also provides financial and governance experience.

AIR PRODUCTS AND CHEMICALS, INC.

THE BOARD OF DIRECTORS

EDWARD L. MONSER, age 67.

President of Emerson Electric Company

Director of the Company since 2013.

Mr. Monser is currently President of Emerson Electric Company, a global industrial controls products company. Mr. Monser has more than 30 years of experience in senior operational positions at Emerson and has played key roles in globalizing the company, having held increasingly senior positions at the company, including chief operating officer (2001-2015), president of its Rosemount Inc. subsidiary (1996-2001), and various operations, new product development, engineering and technology positions. He is Vice Chairman of the U.S-India Strategic Partnership Forum, a member of the Economic Development Board for China’s Guangdong Province, and a past board member and past Vice Chairman of the U.S.-China Business Council. He holds a Bachelor’s degree in Electrical Engineering from the Illinois Institute of Technology and a Bachelor’s degree in Education from Eastern Michigan University.

As president and former chief operating officer of a premier global industrial organization, Mr. Monser provides the Board with a solid understanding of industrial operations, supply chain optimization, and continuous improvement; extensive experience in international business operations, particularly in emerging markets; and demonstrated capability in strategic planning and organizational development.

MATTHEW H. PAULL, age 66.

Retired Senior Executive Vice President and Chief Financial Officer of McDonald’s Corporation.

Director of the Company since 2013.

Mr. Paull was Senior Executive Vice President and Chief Financial Officer of McDonald’s Corporation from 2001 until he retired from that position in 2008. Prior to joining McDonald’s in 1993, he was a partner at Ernst & Young where he managed a variety of financial practices during his 18-year career and consulted with many leading multinational corporations. Mr. Paull currently serves as a director of Canadian Pacific Railway Ltd., Chipolte Mexican Grill Inc. and KapStone Paper and Packaging Corporation. He was a former director of WMS Industries Inc. and the former lead director of Best Buy Co. He is a member of the Advisory Board of Pershing Square Capital Management, L.P. He also served as an advisory council member for the Federal Reserve Bank of Chicago. He holds a Master’s degree in Accounting and a Bachelor’s degree from the University of Illinois. He is a Certified Public Accountant.

Mr. Paull brings to the Board significant financial expertise with a deep understanding of financial markets, corporate finance, accounting and controls, and investor relations. As a former chief financial officer of a multinational corporation, he also has extensive experience in international operations and marketing.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

For fiscal year 2017, directors who were not employed by the Company received an annual cash retainer for Board service of $100,000 and an annual grant of deferred stock units under the Deferred Compensation Program for Directors with a value of approximately $120,000 (rounded up to nearest whole share). For the first three quarters of the fiscal year, directors also received meeting fees of $2,000 per meeting for participating in meetings of committees of which they were members; committee chairs received an additional retainer of $11,250, (based on an annual retainer of $15,000); and the Lead Director received an additional retainer of $15,000 (based on an annual retainer of $20,000).

During fiscal year 2017, the Corporate Governance and Nominating Committee undertook a review of the Compensation Program for Nonemployee Directors (the “Program”). No changes had been made to the Program since 2013. The Committee reviewed a competitive assessment of directors’ compensation levels and practices among a peer group of chemical and industrial companies with similar capital structure, asset intensity and profitability to the Company3, the S&P 500, and the S&P 500 Basic Materials Sector. The competitive assessment indicated that adjustments to the Program design were recommendable to more closely align with market practice, although overall compensation levels were competitive with market practice except for committee chairs and the Lead Director. The following changes were approved by the Board effective July 1, 2017 to more closely align with the competitive market:

•	The value of the annual deferred stock unit grant was increased from $120,000 to $150,000;

•	Committee meeting fees were eliminated;

•	The Audit and Finance and Management Development and Compensation Committee chair retainers were increased from $15,000 to $25,000 and $20,000, respectively, and

•	The Lead Director retainer was increased from $20,000 to $25,000.

Accordingly, for the fourth quarter, no meeting fees were paid; the Audit and Finance Committee chair received a chair retainer of $6,250 (based on an annual retainer of $25,000); the Management Development and Compensation Committee chair received a chair retainer of $5,000 (based on an annual retainer of $20,000); the Corporate Governance and Nominating Committee chair received a chair retainer of $3,750; and the Lead Director received a retainer of $6,250 (based on an annual retainer of $25,000).

Director Compensation Program

Effective July 1, 2017

Annual Deferred Stock Award (made immediately following Annual Meeting)[4]	$150,000
Annual Cash Retainer	$100,000
Lead Director Retainer	$25,000
Audit and Finance Committee Chair Retainer	$25,000
Management Development and Compensation Committee Chair Retainer	$20,000
Corporate Governance and Nominating Committee Chair Retainer	$15,000

[3]

The peer group of chemical and industrial companies was comprised of the following companies: Celanase Corporation, Danaher Corporation, Dover Corporation, E. I. du Pont de Nemours & Company, Eastman Chemical Company, Ecolab Inc., Eaton Corp. plc, Huntsman Corporation, Illinois Tool Works Inc., Ingersoll-Rand plc, Parker Hannifin Corporation, PPG Industries Inc., Praxair Inc., Rockwell Automation Inc., and TE Connectivity Ltd.. S&P 500 Basic Materials Sector and S&P 500 peer data was based on the Equilar, Inc. Board Compensation Data (“Directors & Fees Reports”) and “Director Pay Trends 2016” (Equilar Inc., edited by Matthew Goforth), respectively.

[4]	Directors elected to the Board after the Annual Meeting receive a prorated grant of deferred stock units based on the number of months remaining until the next Annual Meeting.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF DIRECTORS

Directors may voluntarily defer all or a part of their cash retainers and their meeting fees (earned before July 1, 2017) under the Deferred Compensation Program for Directors. At the election of each director, voluntarily deferred amounts may be credited to deferred stock units or to an account which is credited with interest based on long-term corporate bond yields. Deferred stock units entitle the director to receive one share of Company stock upon payout, which generally occurs after the director’s service on the Board is over. Deferred stock units earn “dividend equivalents” equal to the dividends that would have been paid on one share of stock for each unit owned by the director on dividend record dates. Deferred retainers and meeting fees (plus dividend equivalents earned on the director’s existing deferred stock units account during a quarter) are converted to deferred stock units based on the NYSE closing price of a share of Company stock on the third to last business day of the quarter.

Directors are reimbursed for expenses incurred in performing their duties as directors. The Company covers directors under its overall directors and officers liability insurance policies. Directors are also covered by the business travel accident policy maintained by the Company and are eligible to participate in the Company’s charitable matching gift program. Under this program, for fiscal year 2017 the Company matched donations of up to $5,000 per year made by employees and directors to qualifying educational organizations; match, at twice the amount, donations of up to $2,000 per year made to qualifying arts and cultural organizations; and matched donations of up to $1,000 per year to qualifying environmental and conservation organizations.

To emphasize the importance of long-term alignment with shareholders, the Board has adopted stock ownership requirements for directors. Directors are expected to own shares or share equivalents with a value (based on the NYSE closing price) equal to five times the annual cash retainer by the end of the fifth fiscal year after joining the Board. Directors are expected to increase their holdings to reflect an adjustment in the annual cash retainer within a reasonable period of time following the adjustment. Once a director has met the requirement, if there is a subsequent decline in the Company’s share price that causes the director’s ownership level to fall below this guideline, the director is not expected to purchase additional shares to meet the guideline, but is expected to refrain from selling or transferring shares until the guideline is again satisfied. All directors are currently in compliance with the stock ownership guidelines for directors.

On October 1, 2016 the Company completed its spin-off of Versum Materials. Consistent with the terms of the Deferred Compensation Program for Directors, director’s outstanding deferred stock units on October 1, 2016 were modified to preserve their value after the spin-off. Each director’s Deferred Compensation Program for Directors account was credited with the number of Versum Materials deferred stock units equal to half the director’s Air Products’ deferred stock units on September 30, 2016, rounded up to the nearest whole unit. Terms and conditions applicable to Versum Materials deferred stock units are the same as those applicable to Air Products deferred stock units, except the value of Versum Materials deferred stock units are paid out in cash at the time of distribution, and Versum Materials dividend equivalents are converted into Air Products’ deferred stock units.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF DIRECTORS

2017 Director Compensation

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2)($)	All Other Compensation (3)($)	Total($)
S. K. Carter	$114,000	$120,090		$234,090
C. I. Cogut	$114,000	$120,090	$6,912	$241,002
C. C. Deaton	$146,250	$120,090	$5,000	$271,340
D. H. Y. Ho	$114,000	$120,090		$234,090
M. G. McGlynn	$110,000	$120,090	$5,000	$235,090
E. L. Monser	$130,250	$120,090		$250,340
M. H. Paull	$133,500	$120,090	$6,050	$259,640

[1]

Certain directors voluntarily elected to defer some or all of their cash retainers and meeting fees. Any voluntary deferrals are included in this column. This column includes annual retainers, meeting fees, and committee chair and presiding director retainers.

[2]

This column shows the grant date fair value of the annual deferred stock unit grant for 2017 calculated in accordance with FASB ASC Topic 718. Deferred stock units earned by directors are fully expensed on the Company’s financial statements at the market value of a share of stock on the date of grant. The annual deferred stock unit grant is prorated for directors elected mid-year. All deferred stock units credited to directors are fully vested.

[3]

Amounts in this column reflect matching contributions under the Company’s charitable matching gift program for Mr. Deaton and Ms. McGlynn. For Mr. Cogut, the amount reflects a matching contribution of $5000 and interest considered to be above-market interest credited on his Deferred Compensation Program balance. For Mr. Paull, the amount reflects a matching contribution of $1000 and interest considered to be above-market interest credited on his Deferred Compensation Program balance. Interest is calculated for the Deferred Compensation Program using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service for obligations of similar maturity, it is treated as above-market interest, even though it is based on a market average for corporate bonds.

AIR PRODUCTS AND CHEMICALS, INC.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and facilities, and their participation in Board and Board committee meetings.

The Board has adopted Corporate Governance Guidelines (“Guidelines”) for the Company in order to assure that it has the necessary practices in place to govern the Company in accordance with the interests of the shareholders. The Guidelines set forth the governance practices the Board follows, including with respect to the roles and functions of the Board, Board leadership, director independence and qualifications, nomination and election of directors, director responsibilities, access to management and independent advisors, director compensation, director orientation and education, chief executive officer performance assessment, management succession, and assessment of Board and committee performance. The Guidelines are available on the Company’s website at: http://www.airproducts.com/company/governance/board-of-directors/governance-guidelines.aspx and are available in print upon request. (Information contained on our website is not part of this proxy statement.) The Board regularly reviews corporate governance developments and modifies thes Guidelines as warranted.

Director Independence

The Board has affirmatively determined that all of the Company’s directors, except Mr. Ghasemi, qualify as independent under the NYSE corporate governance listing standards. In determining independence, the Board determines whether directors have a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of directors. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director, family members of directors, or organizations with which the director is affiliated. The Board further considers the frequency and dollar amounts associated with any of these transactions and whether the transactions were in the ordinary course of business and were consummated on terms and conditions similar to those with unrelated parties.

In its determination, the Board considers the specific tests for independence included in the NYSE listing standards. In addition, the Guidelines provide standards to assist in determining each director’s independence which meet or exceed the NYSE independence requirements. The Guidelines provide that the following categories of relationships are immaterial for purposes of making an independence determination:

•

Sales or purchases of goods or services between the Company and a director’s employer or an employer of a director’s family member which occurred more than three years prior to the independence determination or involved less than 1% of such employer’s annual consolidated gross revenues, took place on the same terms and conditions offered to third parties or on terms and conditions established by competitive bid, and did not affect the director’s or family member’s compensation;

•

Charitable contributions by the Company to an organization in which the director or his or her immediate family member serves as an executive officer, director, or trustee that occurred more than three years prior to the independence determination, were made pursuant to the Company’s matching contributions program, or were less than the greater of $1 million or 2% of the organization’s gross revenues;

•	Membership of a director in the same professional association, social, fraternal, or religious organization or club as an Executive Officer of the Company;

•	A director’s past matriculation at the same educational institution as an Executive Officer of the Company;

•

A director’s service on the board of directors of another public company on which an Executive Officer of the Company also serves as a director, except for prohibited compensation committee interlocks; and

•	A director’s service as a director, trustee, or executive officer of a charitable or educational organization where an Executive Officer of the Company also serves as a director or trustee.

In accordance with NYSE listing standards, in affirmatively determining the independence of any director who will serve on the Management Development and Compensation Committee, the Board also specifically considers factors

AIR PRODUCTS AND CHEMICALS, INC.

CORPORATE GOVERNANCE

relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in making judgments about the Company’s executive compensation, including sources of the director’s compensation and relationships of the director to the Company or senior management.

In addition, the Guidelines provide that no director may serve on the Audit and Finance Committee or Management Development and Compensation Committee of the Board if he or she has received, within the past or preceding fiscal year, any compensatory fee from the Company other than for Board or committee service; and no director may serve on the Management Development and Compensation Committee of the Board unless the director qualifies as an “outside director” under U.S. tax laws pertaining to deductibility of executive compensation.

On an annual basis, each member of the Board is required to complete a questionnaire designed in part to provide information to assist the Board in determining whether the director is independent under NYSE rules and the Guidelines. In addition, each director or potential director has an affirmative duty to disclose to the Corporate Governance and Nominating Committee relationships between and among that director (or an immediate family member), the Company, and/or the Executive Officers of the Company.

The Corporate Governance and Nominating Committee reviews all relationships and transactions for compliance with the standards described above and makes a recommendation to the Board, which makes the independence determination. For those directors identified as independent, the Company and the Board are aware of no relationships or transactions with the Company or management which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Routine purchases and sales of products involving Ms. Carter’s and Mr. Monser’s employers (amounting to less than 1% of the Company’s and each such employer’s consolidated revenues) and Mr. Paull’s service on the advisory board of a shareholder were determined not to interfere with their independence.

Shareholder Engagement

The Board believes that fostering long-term and institution-wide relationships with shareholders, listening to their concerns and maintaining their trust and goodwill is a prerequisite to good governance. Management conducts extensive engagements with key shareholders. These engagements may cover governance, compensation, and safety, as well as financial and operational matters to ensure that management and the Board understand and address the issues that are important to our shareholders. The Board oversees the discharge by management of shareholder communication and engagement and receives regular reports on shareholder comments and feedback and is open to dialogue on issues of interest to significant long term shareholders. The Board also specifically seeks to understand any significant voting trends on the Company’s Executive Officer compensation program and other governance matters.

Executive Sessions

The independent directors regularly meet without the chief executive officer (“CEO”) or other members of management present in executive sessions that are scheduled at each Board meeting. In addition, the CEO performance review is conducted in executive session, and the Board committees regularly meet in executive session. Board executive sessions are led by the Lead Director, currently Mr. Deaton¸ except the CEO performance review is led by the Chairman of the Management Development and Compensation Committee.

Board Meetings and Attendance

During fiscal year 2017, there were eleven meetings of our Board. No director attended less than 75% of the combined total of meetings of the Board and the committees on which he or she was serving. In accordance with the Guidelines, all directors are expected to attend the Annual Meeting unless they have an emergency or unavoidable schedule conflict. All directors attended the last Annual Meeting.

AIR PRODUCTS AND CHEMICALS, INC.

CORPORATE GOVERNANCE

Shareholder Communications

Shareholders and other interested parties may communicate with the independent directors by sending a written communication in care of the Corporate Secretary to the address on page 5. The Board has adopted a written procedure for collecting, organizing, and forwarding direct communications from shareholders and other interested parties to the independent directors. A copy of the procedure is available upon request from the Corporate Secretary’s Office.

Code of Conduct

The Board has adopted its own Code of Conduct that is intended to affirm its commitment to the highest ethical standards, integrity, and accountability among directors and focuses on areas of potential ethical risk and conflicts of interest especially relevant to directors. The Company also has a Code of Conduct for officers and employees. This Code of Conduct addresses such topics as conflicts of interest, confidentiality, protection and proper use of Company assets, and compliance with laws and regulations. Both Codes of Conduct can be found on the website at http://www.airproducts.com/company/governance/board-of-directors/director-code-of-conduct.aspx and http://www.airproducts.com/company/governance/commitment-ethical-business/employee-code-of-conduct.aspx and are available in print to any shareholder who requests them.

Transactions with Related Persons

The Company did not engage in any reportable related person transactions in fiscal year 2017.

The Board recognizes that transactions with related persons can present actual or potential conflicts of interest and wants to ensure that Company transactions are based solely on the best interests of the Company and its shareholders. Accordingly, the Board has delegated responsibility to the Audit and Finance Committee to review transactions between the Company and related persons. The Audit and Finance Committee has adopted a written policy providing procedures for review of related person transactions.

A related person transaction is a transaction between the Company and a director, Executive Officer, or 5% or more shareholder; an immediate family member of a director, Executive Officer, or 5% or more shareholder; or a company or other entity in which any of these persons have a direct or indirect material interest. The policy specifically excludes certain types of transactions which the Committee deems to be immaterial. Pursuant to the Audit and Finance Committee policy, related person transactions must be preapproved by the Committee or, in the event of an inadvertent failure to bring the transaction to the Committee for preapproval, ratified by the Committee. In deciding whether to approve or ratify a related person transaction, the Committee considers the benefits of the transaction to the Company, the impact on a director’s independence if a director or a director’s family member or affiliate is involved, the availability of comparable sources for products and services, the terms of the transaction, and terms available to third parties for similar transactions. The Audit and Finance Committee chairman is authorized to approve related person transactions when it is impractical or undesirable to wait until the next Committee meeting for approval. Such chairman-approved transactions must be reported to the Committee at the next meeting.

Diversity Policy

While the Board has not adopted a formal policy on diversity, the Guidelines provide that, as a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented. The Board seeks to include an array of skills, perspectives and experience in its overall composition. This guideline is implemented by seeking to identify candidates that bring diverse skills sets, backgrounds, and experiences, including ethnic, gender, and geographic diversity, to the Board when director candidates are needed.

Board Leadership Structure

The Board does not have a policy on whether the roles of Chairman of the Board and CEO should be separate or whether the Chairman of the Board should be independent. The Board determines which structure is in the best interests of the Company at any given time.

AIR PRODUCTS AND CHEMICALS, INC.

CORPORATE GOVERNANCE

At present Mr. Ghasemi serves as both CEO and Chairman and the Board also has an independent Lead Director. The Board decided to combine the CEO and Chairman roles because it has a high level of confidence in Mr. Ghasemi’s leadership and willingness to work closely and transparently with the independent directors, and believes the Company is best served at this time by unified leadership of operations and oversight of the Company, which ensures that the Board and management act with common purpose. The Board also believes that maintaining equality among the independent directors fosters collegiality and openness among directors. Finally, the Board is satisfied that the independent directors have ample opportunities to execute their responsibilities independently through numerous executive sessions held throughout the year at both the Board and committee levels, substantial interactions with members of the management team other than the CEO, and the leadership of the Lead Director and the committee chairs.

The Guidelines provide that the Lead Director’s responsibilities include:

•	Presiding at executive sessions of the Board and any other time the Chairman is not present, and communicating feedback to the CEO;

•	Determining the agenda for executive sessions of non-management directors; and

•	Principal authority to convene a meeting of independent directors.

The Lead Director is elected by majority vote of the Board upon the nomination of the Corporate Governance and Nominating Committee and serves for a three-year term. Mr. Deaton is currently the Lead Director.

Board Tenure Policy

To enable Board succession planning and refreshment, the Board has adopted a policy that a non-executive director may not continue to serve on the Board after the Annual Meeting following the earlier of his or her completion of fifteen full years of service on the Board or attainment of age 75. The Board retains the flexibility to waive this policy in response to events or recruiting realities. At the time Mr. Ghasemi was recruited to become the Company’s Chairman and CEO in 2014, the Board determined it would waive the age limit for him to enable him to remain a director during his employment.

Board Performance Evaluation

Each year the Board conducts an evaluation of its performance. The evaluation format is established by the Corporate Governance and Nominating Committee. In recent years, the format has been an unstructured discussion led by the Chairman of the Corporate Governance and Nominating Committee, covering topics approved by the Committee and provided to directors in advance of the evaluation. The Board committees also conduct annual self-evaluations using a similar format.

Individual directors are evaluated by the Corporate Governance and Nominating Committee at the time of nomination for reelection. The Lead Director is evaluated following his first full year of service in that role. This evaluation is conducted by a member of the Corporate Governance and Nominating Committee after soliciting input from other directors.

Management Succession Planning

The Management Development and Compensation Committee of the Board, the CEO, and the Human Resources organization maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. In addition to preparing for CEO succession, the succession planning process includes other senior management positions. A comprehensive review of executive talent determines readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare our executives for greater responsibilities. The CEO makes a formal succession planning presentation to the Board annually. Succession planning is a responsibility of the entire Board and all members participate. In addition, the Company has an emergency succession procedure for the CEO that is reviewed periodically by the Board.

AIR PRODUCTS AND CHEMICALS, INC.

CORPORATE GOVERNANCE

Role in Risk Oversight

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with those efforts. Management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. Responsibility for risk oversight rests with the full Board. The Board formally reviews the Company’s risk management processes and policies periodically, including identification of key risks and associated monitoring, control, and mitigation activities; but the Board primarily exercises its risk oversight responsibility through meetings, discussions, and review of management reports and proposals. Consideration of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including large capital expenditures, acquisitions and divestitures, and safety and environment updates. Committees help the Board carry out this responsibility by focusing on specific key areas of risk inherent in our business:

•

The Audit and Finance Committee oversees risks associated with financial and accounting matters, including compliance with legal and regulatory requirements; financial instruments, financial transactions, financial policies and strategies, pension funding, and capital structure; and the Company’s financial reporting and internal control systems. The Audit and Finance Committee also has oversight for the Company’s risk assessment and management process and associated monitoring, control and mitigation activities;

•

The Corporate Governance and Nominating Committee oversees risks associated with corporate governance, including Board structure, director succession planning, and allocation of authority between management and the Board;

•

The Management Development and Compensation Committee helps ensure that the Company’s executive compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to the business and do not encourage or reward excessive risk-taking by our executives.

All Board members are invited to attend most committee meetings and Board members who do not attend committee meetings receive information about committee activities and deliberations.

AIR PRODUCTS AND CHEMICALS, INC.

STANDING COMMITTEES OF THE BOARD

STANDING COMMITTEES OF THE BOARD

The Board has three standing committees which operate under written charters approved by the full Board: Audit and Finance; Corporate Governance and Nominating; and Management Development and Compensation. In accordance with NYSE listing standards, none of the directors who serve on the Audit and Finance, Corporate Governance and Nominating, or Management Development and Compensation Committees have ever been employed by the Company, and the Board has determined in its business judgment that all of them are “independent” from the Company and its management in accordance with the guidelines described above in “Director Independence”. The charters of all the committees can be viewed on the Company website at http://www.airproducts.com/company/governance/board-of-directors/committee-composition/commitee-descriptions- and-charters.aspx and are available in print to any shareholder upon request. The Company’s Bylaws also provide for an Executive Committee. The chart below identifies directors who were members of each committee at the end of fiscal year 2017, the number of meetings held by each committee during fiscal year 2017, and the committee chairs.

Name	Audit and Finance	Corporate Governance and Nominating	Executive	Management Development & Compensation Committee
S. K. Carter	X			X
C. I. Cogut	X	X
C. C. Deaton		C	X	X
S. Ghasemi			C
D. H. Y. Ho	X			X
M. G. McGlynn		X		X
E. L. Monser	X		X	C
M. H. Paull	C	X	X
FY2017 Meetings	7	3	0	3

C = Chairman

Audit and Finance Committee

The Board has determined that all of the Audit and Finance Committee members are “financially literate” and that Ms. Carter and Mr. Paull qualify as “audit committee financial experts” as defined by SEC regulations and NYSE listing standards. The Committee operates under a written charter. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Committee provides oversight of the Company’s external financial reporting process, systems and processes relating to the integrity of financial statements, internal audit process, programs for compliance with laws and regulations and the employee code of conduct, and processes for risk assessment and management. The Committee discusses with the Company’s internal auditor and independent registered public accountant the overall scope and plans for their respective audits. The Committee regularly meets with Internal Audit and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Audit and Finance Committee Report

The Audit and Finance Committee provides oversight of the Company’s financial reporting process on behalf of the Board. Management bears primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with United States generally accepted accounting principles (“GAAP”).

AIR PRODUCTS AND CHEMICALS, INC.

STANDING COMMITTEES OF THE BOARD

In fulfilling its responsibilities, the Audit and Finance Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 with the Company’s management and the independent registered public accounting firm, KPMG. The Committee has discussed with KPMG the matters that are required to be discussed under Public Company Accounting Oversight Board standards governing communications with audit committees. KPMG has provided to the Committee the written disclosures and the letter concerning independence required by applicable requirements of the Public Company Accounting Oversight Board regarding independent registered public accounting firm communications with the Audit and Finance Committee, and the Committee has discussed with KPMG the firm’s independence.

Based on the reviews and discussions referred to above, the Committee approved the audited consolidated financial statements and recommended to the Board that they be included in the Company’s Annual Report on Form 10-K for fiscal year 2017.

Audit and Finance Committee

Matthew H. Paull, Chairman

Susan K. Carter

Charles I. Cogut

David H. Y. Ho

Edward L. Monser

Independent Registered Public Accounting Firm

Appointment and Attendance at Annual Meeting.    The Audit Committee appointed KPMG as the Company’s independent registered public accounting firm for fiscal year 2017. KPMG has been retained as the Company’s independent registered public accounting firm since 2002. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and make a statement if they desire.

Fees of Independent Registered Public Accounting Firm.    Consistent with the Audit and Finance Committee’s responsibility for engaging the Company’s independent registered public accounting firm, all audit and permitted nonaudit services performed by KPMG require preapproval by the Audit and Finance Committee. The full Committee approves projected services and fee estimates for these services and establishes budgets for major categories of services at its first meeting of the fiscal year. The Committee chairman has been designated by the Committee to approve any services arising during the year that were not preapproved by the Committee and services that were preapproved if the associated fees will cause the budget established for the type of service at issue to be exceeded by more than ten percent. Services approved by the chairman are communicated to the full Committee at its next regular quarterly in person meeting, and the Committee reviews actual and forecast services and fees for the fiscal year at each such meeting. During fiscal year 2017, all services performed by the independent registered public accounting firm were preapproved.

During fiscal years 2016 and 2017, KPMG billed the Company fees for services in the following categories and amounts (in millions):

KPMG Fees	2016	2017
Audit Fees	$7.1	$6.7
Audit-related Fees(1)	$10.7	$2.8
Tax Fees	$0.3	$0.3
All Other Fees	$0.0	$0.0
Total Fees	$18.1	$9.8

[1]	2016 includes audit-related fees of $9.9 million associated with audit and review services provided in connection with the separation of Versum Materials.

AIR PRODUCTS AND CHEMICALS, INC.

STANDING COMMITTEES OF THE BOARD

Audit fees are fees for those professional services rendered in connection with the audit of the Company’s consolidated financial statements and the review of the Company’s quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with statutory audits in foreign jurisdictions. Audit-related services consisted primarily of services rendered in connection with employee benefit plan audits, SEC registration statements, due diligence assistance, and consultation on financial accounting and reporting standards. Tax fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals, 2016 advice on restructuring to enable the tax free separation of the Materials Technologies businesses and technical assistance.

Selection of Independent Registered Public Accounting Firm.    The Audit and Finance Committee annually evaluates the performance of the Company’s independent registered public accounting firm, and determines whether to reappoint the current accounting firm or consider other firms. The Committee also evaluates and approves the selection of the lead engagement partner. At its meeting held in November 2017, the Committee approved reappointment of KPMG as the Company’s independent registered public accounting firm for fiscal year 2018. In determining whether to reappoint KPMG, the Committee took into consideration a number of factors, including:

•	KPMG’s global capabilities to handle the breadth and complexity of the Company’s global operations;

•	KPMG’s technical expertise and knowledge of the Company’s industry and global operations;

•	The quality and candor of KPMG’s communications with the Committee and management;

•	KPMG’s independence;

•	The appropriateness of KPMG’s fees; and

•

KPMG’s tenure as our independent registered public accounting firm, including the benefits of that tenure, and the controls and processes in place (such as rotation of key partners) that help ensure KPMG’s continued independence.

Based on its evaluation, the Committee believes the continued retention of KPMG is in the best interest of our shareholders. The Board concurs and requests that shareholders ratify the appointment of KPMG as the independent registered public accounting firm for fiscal year 2018.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee operates under a written charter. The Committee monitors and makes recommendations to the Board about corporate governance matters including the Guidelines, codes of conduct, Board structure and operation, Board policies on director compensation and tenure, the meeting schedules of the Board and the committees, the charters and composition of the committees, and the annual Board and committee performance assessment processes. The Committee has primary responsibility for identifying, recommending, and recruiting nominees for election to the Board and recommending candidates for election as Lead Director. The Committee also reviews and monitors the Company’s crisis management procedures, government relations activities and response to significant public policy issues, including social responsibility matters. The Committee met three times in fiscal year 2017.

Selection of Directors.    The Board has established the following minimum qualifications for all directors: business experience, judgment, independence, integrity, ability to commit sufficient time and attention to the activities of the Board, absence of any potential conflicts with the Company’s interests, and an ability to represent the interests of all shareholders. The qualities and skills necessary for a specific director nominee are governed by the needs of the Company at the time the Committee determines to add a director to the Board. The specific requirements of the Company are determined by the Committee and are based on, among other things, the Company’s current business, market, geographic, and regulatory environments; the mix of perspectives, experience, and competencies currently represented by the other Board members; and the CEO’s views as to areas in which management desires additional advice and counsel.

AIR PRODUCTS AND CHEMICALS, INC.

STANDING COMMITTEES OF THE BOARD

When the need to recruit a nonmanagement director arises, the Committee’s standard process is to consult the other directors, the CEO, and sometimes a third-party recruiting firm to identify potential candidates. Once a candidate is identified, the candidate screening process most recently has been conducted initially through an interview by one or more members of the Committee and the CEO. After the initial interviews, the candidate meets with the full Committee for formal consideration and recommendation to the Board. Prior to final election to the Board, a background investigation is conducted to verify the candidate’s reputation and background, the candidate’s independence as measured by the Board’s independence standards, and other factors the Committee deems appropriate at the time.

This year eight incumbent directors are standing for election, Ms. Carter, Mr. Cogut, Mr. Deaton, Mr. Ghasemi, Mr. Ho, Ms. McGlynn, Mr. Monser, and Mr. Paull. All the nominees have been previously elected by the Company’s shareholders.

The Committee has adopted a policy regarding its consideration of director candidates recommended by shareholders for nomination by the Board at an Annual Meeting, and a procedure for submission of such candidates. The policy provides that candidates recommended by shareholders will be considered by the Committee; submissions of candidates must be made in writing; and must be received not later than 120 days prior to the anniversary date of the proxy statement for the prior Annual Meeting. The submission must also provide certain information concerning the candidate and the recommending shareholder(s), a statement explaining why the candidate has the qualifications required, and consent of the candidate to be interviewed by the Committee and to serve if elected. A copy of the policy and procedure is available upon request from the Corporate Secretary’s Office. Candidates recommended by shareholders in accordance with these procedures will be screened and evaluated in the same manner as other candidates.

Executive Committee

The Executive Committee has the authority of the Board to act on most matters during intervals between Board meetings. It is usually convened to approve capital expenditures associated with a project in excess of the CEO’s authority when a customer requires a commitment prior to the next Board meeting and a special meeting of the Board cannot be convened. The Committee did not meet in fiscal year 2017.

Management Development and Compensation Committee

Pursuant to its charter, the primary responsibilities of the Management Development and Compensation Committee (the “Committee”) are:

•

Establishing the Executive Officer compensation philosophy, design and strategy for the Company, consistent with Company objectives and shareholder interests, determining CEO compensation, and approving other Executive Officer compensation;

•

Approving performance objectives relevant to the compensation of the CEO, establishing the process for and leading the Board in evaluation of the performance of the Company’s CEO, and providing oversight of the CEO’s evaluation of the performance of other Executive Officers;

•	Overseeing CEO succession planning and the development and evaluation of potential candidates for other Executive Officer positions; and

•

Overseeing the Company’s overall management compensation program, the design and administration of management incentive compensation plans, including equity programs, and the design and administration of the Company’s retirement and welfare benefit plans.

The Committee’s charter permits it to delegate all or a portion of the authority granted to it by the Board to one or more Committee members, senior executives, or subcommittees to the extent consistent with applicable laws, regulations, and listing standards. The Company’s Delegation of Authority Policy reserves for the Board and the Committee all compensation and staffing decisions with respect to Executive Officers except as specifically delegated.

AIR PRODUCTS AND CHEMICALS, INC.

STANDING COMMITTEES OF THE BOARD

Roles of the Committee, Management, and Compensation Consultant in the Compensation Process.    The Committee is responsible to the Board and to shareholders for establishment and oversight of the Company’s compensation program for Executive Officers, and for approving the compensation level of the Executive Officers. During fiscal year 2017, the Company’s Executive Officers were:

•	Seifi Ghasemi, Chairman, President and Chief Executive Officer;

•	M. Scott Crocco, Executive Vice President and Chief Financial Officer (“CFO”);

•	Jennifer L. Grant, Senior Vice President and Chief Human Resources Officer;

•	Sean D. Major, Executive Vice President and General Counsel;[5]

•	Corning F. Painter, Executive Vice President, Industrial Gases; and

•	Dr. Samir Serhan, Executive Vice President.[6]

The Committee establishes overall compensation strategies and policies for the Executive Officers, allocates compensation for Executive Officers among the various components of compensation, evaluates and approves performance measures and goals relevant to the incentive compensation of the Executive Officers, evaluates the performance of the CEO with input from the full Board, determines direct compensation levels for the CEO, and evaluates and approves direct compensation levels for other Executive Officers. Each year, the Committee:

•

reviews and evaluates the appropriateness of the Company’s current Executive Officer compensation program based on several factors, including competitiveness of the program and alignment of compensation delivered under the program with the Company’s strategy and performance;

•	reviews whether the program design encourages excessive risk taking;

•	approves peer groups for market reference;

•	reviews dilution and burn rates associated with the Company’s equity compensation;

•	evaluates and approves changes to incentive compensation and benefit plans when needed;

•	approves incentive compensation payouts for the current year; and

•	addresses other specific issues regarding management development and compensation as needed.

Periodically, the Committee also undertakes an extensive review of the competitiveness and appropriateness of certain pay practices such as severance and change in control arrangements.

The Committee retains an external compensation consultant to provide independent advice, information, and analysis on executive compensation. The Committee has established several practices to ensure the external consultant’s independence, candor, and objectivity. The consultant is engaged by, has its compensation set by, and reports directly to the Committee; frequently meets separately with the Committee with no members of management present; and consults with the Committee chairman in between meetings. Management reports fees paid for executive compensation consulting services performed by the consultants to the Committee at each meeting and the Committee approves in advance the executive compensation consulting services to be performed.

The Committee retained Willis Towers Watson (“WTW”) as its external consultant for fiscal year 2017. Aggregate fees for WTW’s executive compensation consulting services provided to the Committee were $177,000. During 2017, WTW also performed global retirement plan actuarial and consulting, health care exchange, and aviation insurance brokering services for the Company in addition to the work performed for the Committee. The aggregate fees for those services were $724,000. The decision to engage a predecessor to WTW for actuarial services was made over a decade ago after an extensive bid process. WTW is one of few firms who is able to provide these services on a global basis. Decisions to hire WTW for the health care exchange and insurance brokering services were made by the responsible functional managers after a bid process.

[5]	Mr. Major joined the Company and was designated an Executive Officer in May 2017.
[6]	Dr. Serhan joined the Company in December 2016 and was designated an Executive Officer in January 2017.

AIR PRODUCTS AND CHEMICALS, INC.

STANDING COMMITTEES OF THE BOARD

The Committee has assessed WTW’s independence and concluded that there are no conflicts of interest that would prevent WTW from independently advising the Committee. In making this determination, the Committee considered, among other things, the fees paid for services provided to management as a percentage of WTW’s consolidated revenues, policies and procedures established by WTW to mitigate conflicts of interest, and the lack of business and personal relationships between WTW team members and the Company’s Executive Officers or Committee members.

During fiscal year 2017, WTW provided advice and analysis to the Committee on direct compensation for individual Executive Officers, peer group composition, incentive plan performance measures, compensation program design, and external trends and developments. WTW also provided an analysis of the alignment of pay delivered under the Company’s Executive Officer compensation program with its performance compared to peer group pay and performance, an assessment of the fit of the Company’s Executive Officer compensation program design with its business strategy, a comparison of the program design to peer programs, and an assessment of the potential relationship between the Company’s compensation program and risk taking by management.

While the Committee determines overall compensation strategy and policies for the Executive Officers and approves their compensation, it seeks input from several Executive Officers and other management employees with respect to both overall guidelines and discrete compensation decisions. Specifically:

•	Human Resources staff works with the Committee to develop the design of compensation programs and decision-making frameworks for determining compensation levels;

•	the CEO provides input to the Committee on the forms of incentive compensation and performance measures that will best support his strategic goals for the Company;

•

the CEO provides the Committee perspective on the performance of other Executive Officers and develops and recommends compensation actions for the other Executive Officers, in consultation with Human Resources, and based on competitive market analysis;

•	the CFO provides background to the Committee regarding the Company’s key financial objectives and performance against them; and

•	the Company’s Law and Human Resources staff provide technical advice and other support to the Committee.

These Executive Officers and employees attend portions of the Committee meetings; however, the Committee’s meets in executive session both alone and with its external compensation consultant to reach final decisions about CEO and other Executive Officer compensation.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Management Development and Compensation Committee

The Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s Proxy Statement for fiscal year 2017. Based on its review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for fiscal year 2017.

Management Development and Compensation Committee

Edward L. Monser, Chairman

Susan Carter

Chadwick C. Deaton

David H. Y. Ho

Margaret G. McGlynn

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes and analyzes our Executive Officer compensation program, with emphasis on compensation actions taken during fiscal year 2017. It is organized into 4 sections:

2017 Company Performance Highlights

•

The Company continued its dramatic improvement in safety performance, with 67% improvement in the lost time injury rate and 23% improvement in the recordable injury rate versus 2016, and even greater improvement in contractor injury rates.

•	Earnings per share increased 2% over prior year. Adjusted earnings per share[7] increased 12%, representing the third consecutive year of double digit growth.

•	Net income from continuing operations increased 3%. Adjusted EBITDA[7] increased 7%.

•	The Company returned nearly $800 million to shareholders through dividends, increasing dividends for the 35th consecutive year.

•

The Company completed its spin-off of the Electronic Materials business with the distribution of all outstanding shares of Versum Materials to shareholders on October 1, 2016. The spin-off unlocked significant shareholder value with Versum Materials stock price increasing over 37% since the distribution date NYSE closing price.[8]

•	The Company completed the sale of its Performance Materials business at an excellent EBITDA multiple for the industry.

•

The Company brought major projects on-stream in India, Korea and China; made significant progress towards completion of the world’s largest industrial gas project in Saudi Arabia; and announced multiple new projects across the globe.

•

The Company was named to the Dow Jones Sustainability Index (North America), FTSE4Good Index, Ethibel Sustainability Index (Excellence Global), and Corporate Responsibility Magazine’s 100 Best Corporate Citizens, and as a Corporate Equality Index Best Place to Work for LBGT Equality.

[7]	This is a non-GAAP measure. See Appendix A for reconciliation to GAAP measures.
[8]	October 3, 2016 NYSE closing price of $28.00 compared to November 30, 2017 NYSE closing price of $38.40.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

Highlights of Fiscal Year 2017 Compensation Actions

•	Note on impacts of spin-off of Electronic Materials and Sale of Performance Materials

•

The spin-off of Versum Materials and sale of the Performance Materials business unlocked significant value for shareholders but resulted in a decrease in several financial metrics for Air Products on a stand alone basis. For example, Air Products’ fiscal year 2017 Revenue Growth, EBITDA Growth and Cash Flow from Operations may appear to be negative on a year over year basis if prior performance data has not been adjusted for the spin-off, despite the Company’s industry leading performance across most profitability metrics.

•

The sale of the Performance Materials business generated significant cash for our shareholders which Air Products is actively working to deploy for shareholder value creation in our core industrial gas business, but the significant gain from the sale may impact return metrics in the short run.

•

The Management Development and Compensation Committee of the Board reevaluated compensation benchmarking peer groups to reflect the change in the Company’s business following the spin-off and divestiture. (See page 33 for details).

•	Committee Continued Shareholder-Focused Incentive Compensation Program Design.

For fiscal year 2017 the Committee continued incentive compensation opportunities designed to support the Company’s strategies. Three years ago the Company unveiled a five point plan for increasing shareholder value:

•	Focus on the core business;

•	Restructure the organization to decentralize, releasing entrepreneurial energy and reducing costs;

•	Change the culture to focus on safety, simplicity, speed and self-confidence;

•	Control capital and costs; and

•	Align rewards to drive accountability and value creation.

In addition, the Company committed to the goal of becoming the safest and most profitable industrial gas company in the world, providing excellent service to our customers.

Since the five point plan and related goals were announced, the Committee has supported the Company’s strategy by focusing the Company’s annual incentive program on achieving aggressive adjusted earnings per share and EBITDA targets, and the results have been excellent. For 2017, Executive Officers’ annual incentive awards were again based on adjusted earnings per share, and the adjusted earnings per share targets were translated to adjusted EBITDA targets for the business units below the Executive Officer level to align rewards with value-creating performance. Target level payouts for 2017 were conditioned on meeting or exceeding the Company’s adjusted earnings per share goal of approximately 10% growth for 2017.

For fiscal year 2017, the Committee also continued to grant 60% of long-term incentives in performance shares tied to TSR relative to a peer group of industrial companies. The remaining 40% of long-term incentives was granted in restricted stock units.

2017 Incentive Compensation
Annual Incentive Metric	Adjusted Earnings Per Share
Performance Shares Metric	Relative TSR
Performance Shares Weight	60% Long-Term Incentive Value
4 Year Restricted Stock Units Weight	40% Long-Term Incentive Value

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

•	Committee maintained strong governance practices.

The Committee recognizes that shareholders want assurance that the processes for determining and paying Executive Officer compensation reflect thoughtful stewardship of the Company’s resources. The Committee has adopted the following practices, among others, to help demonstrate commitment to this principle:

Compensation Governance Highlights

•  Independent directors make final compensation decisions pertaining to Executive Officers.

•  Committee is advised by an independent compensation consultant.

•  Executive sessions are held at all Committee meetings.

•  Compensation is targeted at median for similar industrial companies.

•  Stringent stock ownership guidelines.

•  Prohibition on hedging or pledging Company stock.

•  Consistent administration of performance goals and formulas.

•  Annual review of dilution and burn rate relative to peers.

•  Best practice change in control arrangements.

•	Target Fiscal Year 2017 Total Direct Compensation Set for Executive Officers.

At the beginning of the year, after benchmarking against peer companies, the Committee established 2017 total direct compensation for the Executive Officers.9 The table below indicates the Total Direct Compensation opportunity (base salary, annual incentive award target, and target value of long-term incentive awards10) provided to Executive Officers for fiscal year 2017.11

Officer	Base Salary	Annual Incentive Target	Grant Value of Long-Term Incentives	Total Direct Compensation
S. Ghasemi	$1,200,000	$1,800,000	$8,500,000	$11,500,000
M. S. Crocco	$600,000	$510,000	$1,500,000	$2,610,000
J. Grant	$430,000	$279,500	$650,000	$1,360,000
C. F. Painter	$600,000	$510,000	$1,300,000	$2,410,000
S. Serhan	$550,000	$385,000	$1,000,000	$1,935,000

[9]

Mr. Ghasemi’s compensation was partly determined by his employment agreement entered into when the joined the Company in 2014 which is described on pages 33-34. Dr. Serhan joined the Company in December 2016 and was designated by the Board as an Executive Officer in January 2017. His compensation was established prior to his joining the Company. See page 34 for a description of the terms of the employment offer to Dr. Serhan.

[10]

Each year the Committee grants long-term incentive awards intended to deliver a target value. The process for determining the target value to be granted and the value of the awards is described on page 37. The actual value realized may differ significantly (up or down) from the target value due to Company stock price performance over the life of the awards and the extent to which applicable performance metrics are met.

[11]

This table is intended to supplement, not replace, the Summary Compensation Table, which reports fiscal year 2017 Executive Officer compensation in the format required by SEC rules. The Summary Compensation Table provides important information regarding the accounting expense associated with the Committee’s intended level of pay and provides a standardized measure across companies. The table above reflects how the Committee views the compensation opportunities it is providing.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

•	Committee Determined Fiscal Year 2017 Incentive Compensation Payouts.

In fiscal year 2017 the Company significantly improved its safety performance, exceeded its adjusted earnings per share target, achieved multiple strategic milestones, executed well on major projects across the globe, announced several major project wins and met or exceeded shareholders’ expectations. Following the end of the year, the Committee determined actual annual incentive awards for the Executive Officers. The performance measure for the annual incentive awards was adjusted earnings per share and the payout metrics and calculation methodology are described on page 36. Based on the Company’s outstanding performance, the annual incentive award payout factor was 182% for all Executive Officers.

The Committee also determined final payout levels for performance share awards granted in fiscal year 2015 with a performance cycle ending at the end of fiscal year 2017, which were conditioned on TSR performance relative to a peer group of similar industrial companies. The payout metrics and calculation methodology are described on pages 38-39. The Committee determined to award a target payout for fiscal year 2017.

•	Committee evaluated potential linkage between compensation and risk taking.

During fiscal year 2017, the Committee, with WTW, conducted a risk assessment of the Company’s Executive Officer compensation program. The Committee concluded that the program is balanced and does not provide an enticement for executives to take risks that are likely to have an adverse effect on the Company, including because of the following features:

•	The Company does not use highly leveraged short-term incentives that drive risky investments at the expense of long-term Company value.

•	The Company’s compensation programs reward consistent, long term performance by heavily weighting compensation to long-term incentives.

•	Concentration of long-term incentive compensation in awards based on relative TSR combined with overlapping grant cycles strengthens executives’ interest in stable, long term performance.

•	Cash incentive awards are capped at sustainable levels, and the Committee has discretion to reduce awards, including for nonfinancial considerations.

•	The Company enforces substantial Executive Officer stock ownership and holding requirements.

•

The Company has recovery policies (“clawbacks”) applicable to incentive compensation that permit the Company to cancel awards and recoup certain gains in the event of conduct detrimental to the Company.

In addition, management conducted and reported to the Committee on its evaluation of the Company’s overall compensation practices and programs to assess whether any of these programs and practices exposed the Company to excessive risk taking, concluding there were no such programs or practices.

•	Committee reviewed results of the shareholder advisory vote on Executive Officer compensation and comments received.

Following the 2017 Annual Meeting, the Committee reviewed the results of the shareholder advisory vote on Executive Officer compensation. With over 97% of votes cast voted in favor of approval, the Committee determined that the great majority of shareholders were satisfied with the program.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

Fiscal Year 2017 Executive Officer Compensation Program

Overview.    The overall objective of our Executive Officer compensation program is to attract and retain a talented management team and provide them with the right incentives to execute our strategic objectives and maximize our shareholders’ investment in the Company. The same principles that govern the compensation of all our salaried employees apply to the compensation of our Executive Officers:

Our Compensation Philosophy

•  Tie compensation to strategy and performance, and the interests of shareholders.

The Company’s programs provide incentive compensation opportunities that promote achievement of short-, medium-, and long-term strategic and financial objectives. Annual Incentive compensation targets are aligned with the Company’s adjusted earnings per share goals communicated to shareholders so that Executive Officers only receive target payouts if we meet shareholders’ expectations and above target payouts if we exceed them. Long-term incentives are tied to Company stock performance and delivered in stock so that factors that impact the value of our shareholders’ investment in the Company significantly impact our management team’s compensation.

•  Provide competitive compensation for competitive performance.

The Company seeks to offer compensation opportunities that are sufficient to attract talented and experienced managers who have a choice about where they work, and to discourage them from seeking other opportunities.

•  Foster nonfinancial corporate goals.

While financial results are the primary commitment the Company makes to shareholders, the compensation program balances financial results with other Company values such as safety, diversity and environmental stewardship. Certain components of the program provide flexibility to reduce or recoup compensation where insufficient attention is paid to nonfinancial Company objectives.

•  Support actions needed to respond to changing business environments.

The Company has sought to provide some elements of compensation, such as severance benefits, that give the management team or the Board tools to facilitate decisions about divestitures and restructurings, succession planning, or other significant corporate events that may impact the position or employment status of Executive Officers.

The majority of compensation provided to the Company’s Executive Officers is dependent upon the achievement of performance objectives and/or total returns delivered to shareholders. Approximately 90% of the CEO’s Total Direct Compensation opportunity is performance-based to ensure that compensation directly reflects the creation of shareholder value.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

The Committee intends the Executive Officer compensation program to provide our Executive Officers with target compensation that approximates the median for relevant peer groups12 on average, with actual compensation driven up or down based on the Company’s operating performance, stock price, and overall shareholder return. Individual components of compensation may be greater or lesser than the median, and actual compensation delivered may vary significantly from the target opportunity and the median based on Company or individual performance and changes in Company stock price.

Direct compensation for fiscal year 2017 was delivered to the CEO and other Executive Officers through the components listed in the table below, which provides a brief description of the principal types of direct compensation, how performance factors into each type of compensation, and the compensation program objectives served by each type13. Detailed descriptions of the components of direct compensation begin on page 35.

Component	Description	How Amount Determined/ Performance Considerations	Objectives
Base Salary	Fixed cash payment.	Targeted at Market Median[14] with adjustment based on level of responsibility, experience, and individual performance.	Provide competitive foundational pay.
Annual Incentive	Short-term incentive, cash payment.	Target payout references Market Median. Actual payout driven by adjusted EPS.	Promote achievement of short-term financial and strategic objectives.
Performance Shares	Deferred stock units that pay out upon achievement of performance targets. Delivered in shares of stock with dividend equivalents also payable on vesting.	Target value based on Market Median for long-term incentives. Actual payout based on relative TSR over 3 year performance period.	Promote achievement of mid-term financial objectives; encourage current decisions that promote long-term value creation; align Executive Officers’ interests with shareholder returns.
Restricted Stock Units	Shares of stock that vest over 4 year period and pay dividend equivalents on vesting.	Target value based on Market Median for long-term incentives. Actual value determined by shareholder returns during vesting period.	Retain Executive Officers; align Executive Officers’ interests with shareholder returns.

The Committee annually reviews and establishes the performance measures, target goals, and payout schedules used for the Annual Incentive Plan and the performance share component of the long-term incentive program. In determining actual performance against these metrics, the Committee decides whether to include or exclude the impact of items reported in the Company’s financial statements that may not be reflective of underlying operating results for the current or a prior year. Adjustments from reported earnings are intended to avoid artificial inflation or deflation of awards due to unusual or non operational items in the applicable period and align pay outcomes with how the Committee and management view the performance of the business.

Benchmarking.    The Committee believes that a threshold characteristic of reasonable compensation is that it be aligned with compensation provided by companies the Company competes against for talent. In preparation for determining fiscal year 2017 compensation, the Committee benchmarked the Executive Officer compensation levels to evaluate the competitiveness of the program and as a reference for establishing compensation levels for fiscal year 2017.

[12]	See “Benchmarking” below for information about peer groups.
[13]

Other major components of compensation such as retirement benefits are based on pre-existing programs available to broad employee populations and were not the subject of Committee decisions for fiscal year 2017.

[14]	See “Setting Total Compensation” below for an explanation of how the Committee views the Market Median.

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COMPENSATION OF EXECUTIVE OFFICERS

The Committee uses two peer groups for benchmarking which it annually reviews and approves.

PEER GROUPS

NAME	CRITERIA	PURPOSE	SOURCE
Survey Reference Group	Broad group of industrial companies with $7 – 13 billion in revenue	Benchmark competitive Executive Officer direct compensation levels at target	WTW and Mercer surveys
Peer Reference Group	Chemical and industrial companies with similar capital structure, asset intensity and profitability to Company (size adjusted)	Benchmark competitive direct compensation levels for CEO & CFO and pay practices, pay for performance assessment, peer group for performance share relative TSR measure	Compiled from proxy statement filings

For purposes of assessing competitiveness and recommending compensation levels for fiscal year 2017, the Committee used survey data from Mercer and WTW compensation databases on a group of industrial companies with revenue of $7 to $13 billion (consistent with the Company’s fiscal year 2016 revenue of $9.5 billion)15 (“Survey Reference Group”). This Survey Reference Group is representative of the companies the Company competes against for talent and is used by the Company for various compensation benchmarking purposes, not just Executive Officer compensation. A list of companies included in the Survey Reference Group is provided in Appendix B on page B-1.

Prior to the beginning of the fiscal year, the Committee reviewed an assessment of each Named Executive Officer’s compensation level relative to the Survey Reference Group based on similar functional responsibilities.16 The assessment identified median, 25th and 75th percentile levels for base salary, target annual incentive, target long-term incentives and target Total Direct Compensation. Annual and long-term incentive levels reflected a three-year average to reduce volatility in results.

The Committee also reviewed proxy data compiled from a smaller group of companies that are competitors of the Company or are similar to the Company in that they are chemical or other industrial companies with similar capital structures, asset intensity, operating margins, and business models (“Peer Reference Group”). Peer Reference Group companies are generally similar in revenue size to the Company; however certain larger companies are included based on proximity of business model. Data for the Peer Reference Group are size adjusted using regression analysis. The Committee used this reference group for benchmarking specific pay practices and for assessing alignment of pay with performance. In addition, the Committee also uses the Peer Reference Group to assess competitive compensation levels for CEO and CFO compensation. Because proxy data does not necessarily reflect similar positions to the other Executive Officers, only the Survey Reference Group is used to benchmark pay levels for them. The Peer Reference Group used for benchmarking 2017 pay was:

Celanese Corp. Danaher Corp. Dover Corp. Du Pont (E.I.) De Nemours & Co. Eastman Chemical Co. Eaton Corp. Ecolab Inc. Huntsman Corp.	Illinois Tool Works, Inc. Ingersoll-Rand PLC Parker-Hannifin Corp. PPG Industries, Inc. Praxair, Inc. Rockwell Automation Inc. TE Connectivity, Ltd.

The Peer Reference Group is also used for determining the Company’s relative TSR performance for purposes of performance share payouts.

[15]

After adjustment to reflect the Company’s Materials Technologies segment as discontinued operations, fiscal year 2016 revenues were approximately $7.5 billion. See the Company’s current report on Form 8-K filed on June 5, 2017.

[16]	Dr. Serhan joined the Company after this assessment for 2017.

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COMPENSATION OF EXECUTIVE OFFICERS

Peer Group Review After the Spin-off and Divestiture.    The Committee determined to reevaluate the peer group criteria after the spin-off of Versum Materials and sale of the Performance Materials businesses. In Spring of 2017, the Committee reviewed and discussed the peer groups based on the Company’s decreased revenues and the divestitures of the non industrial gases businesses. The Committee, with advice from WTW, determined that the revenue size parameters of the Survey Reference Group continued to be valid because Company revenues were still within the Survey Peer Group range; narrowing the revenue parameters did not significantly impact the benchmark compensation levels; and the Company expects to deploy investment capacity resulting from the divesture transactions into revenue generating assets that will replace the divested revenue. The Committee determined, however, to remove and replace members of the Peer Reference Group whose businesses were more aligned with the divested businesses.

As a result, for determining and evaluating fiscal year 2018 compensation the Peer Reference Group includes the following companies:

Celanese Corp. Chemours Company Danaher Corp. Dover Corp. Du Pont (E.I.) De Nemours & Co. Eastman Chemical Co. Ecolab Inc.	Huntsman Corp. Illinois Tool Works, Inc. Ingersoll-Rand PLC Olin Corporation Parker-Hannifin Corp. PPG Industries, Inc. Praxair, Inc.

Setting Total Compensation Levels for Fiscal Year 2017.    Overall, the Committee sought to provide a Total Direct Compensation target opportunity (base salary, target annual incentive award, and long-term incentive award value) for the Executive Officers that approximated the projected median level (the “Market Median”) for similar positions in the Survey Reference Group and/or, in the case of the CEO and CFO, the Peer Reference Group.17 Total Direct Compensation target opportunities may be established at greater or lesser levels for individual Executive Officers based on performance factors, experience in the position, retention and succession planning considerations, or year-to-year swings in the market reference data. For fiscal year 2017 Total Direct Compensation opportunities established by the Committee for all Executive Officers approximated the Market Median.18

Within the Total Direct Compensation opportunity for each Executive Officer, individual components of compensation may be greater or lesser than the Market Median because the Committee is primarily concerned with the competitiveness of the entire program versus any one element of compensation. Actual compensation realized can vary significantly from the target opportunity for any component of Total Direct Compensation based on Company or individual performance and Company stock price fluctuation.

As part of the process for determining Total Direct Compensation, the Committee also reviews tally sheets which detail the value, earnings, and accumulated potential payout of each element of an Executive Officer’s compensation in various employment termination scenarios. The tally sheets help the Committee consider the retention value of an Executive Officer’s accumulated compensation package, compare Executive Officers’ accumulated compensation, and understand the impact of their compensation decisions on various termination of employment scenarios.

Mr. Ghasemi.     The Board recruited Mr. Ghasemi in June 2014 after an extensive search. The Company entered into an employment agreement with Mr. Ghasemi in June 2014 (“Employment Agreement”) which established the minimum components of his compensation for the term of the agreement.19 In determining the terms of his Employment Agreement, the Committee considered peer group data20, Mr. Ghasemi’s experience, the

[17]

Consistent with industry practice, the Company considers Total Direct Compensation within 15% of median to be competitive with median. This margin allows for year-to-year swings in data than can occur based on a number of factors unrelated to underlying compensation strategy.

[18]

A Market Median could not be established for Dr. Serhan due to the uniqueness of his position. As a result, his compensation was determined based on his experience, his compensation at his previous employer, and his positioning vis-à-vis the other Executive Officers.

[19]

In November 2017, the Board announced that the Company had entered an amended and restated employment agreement with Mr. Ghasemi extending the term of his employment and making certain other changes. See the Company’s current report on Form 8-K filed on November 14, 2017.

[20]	An external consultant, Farient Advisors LLC, advised the Committee on the competitiveness of the compensation levels based on 2014 Survey Reference Group and Peer Reference Group data.

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COMPENSATION OF EXECUTIVE OFFICERS

compensation arrangements that he would have to give up at his former employer to accept employment with the Company, and the Company’s existing CEO compensation arrangements which had been repeatedly approved by the overwhelming majority of our shareholders. Consistent with market practice, and based on greater responsibility levels, the Company’s CEO compensation is substantially more than that of other Executive Officers.

The Employment Agreement provided that Mr. Ghasemi would receive a minimum annual base salary of $1,200,000 and participate in the Company’s Annual Incentive Plan with a minimum target annual incentive award equal to 130% of base salary, with actual awards to be determined by the Committee. Under the Agreement Mr. Ghasemi was also entitled to receive minimum annual equity compensation awards under the Company’s Long-Term Incentive Plan with a grant date value (determined under the Company’s normal valuation practices) of $7,000,000, allocated among restricted stock, performance shares, stock options or other equity awards in a manner consistent with the allocation for other Executive Officers.

For fiscal year 2017, at the Committee’s direction, WTW performed a competitive assessment of Mr. Ghasemi’s Total Direct Compensation and determined his annual and long-term incentives were between the 25th and 50th percentile for the Peer Reference Group, while his base salary approximated Market Median. Based on Mr. Ghasemi’s excellent performance during fiscal years 2015 and 2016, including leading the Company to dramatic improvement in safety performance and financial results, the Committee determined that his compensation should be increased to at least Market Median for the Peer Reference Group. Accordingly, the Committee increased his annual incentive target and his long-term incentive intended value, but maintained his base salary at the same level. After the adjustment, all components of Mr. Ghasemi’s compensation were within the Market Median range for the Peer Reference Group.

Dr. Serhan.    Dr. Serhan’s compensation for fiscal year 2017 was negotiated prior to his joining the Company in December 2016. The terms of the employment offer accepted by Dr. Serhan provided that he would receive base salary of $550,000, a target annual incentive award of 70% of base salary and long-term incentive awards with a target value of $1,000,000. The Company also agreed to provide Dr. Serhan sign-on long-term incentive awards of performance shares with a target value of $660,000 and three year vesting restricted stock units with a target value of $450,000 to compensate him for forfeiture of equity awards granted by his former employer. The Company paid Dr. Serhan a sign-on cash bonus of $1,100,000; which was subject to recoupment if he voluntarily terminated without Good Reason prior to twelve months following his start date. The agreed upon terms also include a $770,000 cash award to be paid following his twelve month anniversary, subject to recoupment if he voluntarily terminates within the twelve months following payment of the award without Good Reason. For this purpose “Good Reason” includes: (i) material diminution in the nature or scope of Dr. Serhan’s responsibilities, duties, or authority, (ii) failure of the Company to make any material payment or provide any material benefit required by the agreement, (iii) a material breach by the Company of the agreement, (iv) a material reduction in fixed/variable pay or benefits not commensurate with reductions applied to all the Company’s Executive Officers, or (v) being legally enjoined from Company employment by a court of competent jurisdiction. Finally, the agreement provided that the Company would provide Dr. Serhan with relocation benefits under the Company’s standard domestic relocation policy, a payment to reimburse him for any loss on the sale of his home and certain tax preparation services, and would indemnify him and continue to provide the agreed upon compensation in the event certain legal actions prevented him from assuming or continuing his position with the Company.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

Fiscal Year 2017 Direct Compensation Components

Within the competitive target value for an Executive Officer’s Total Direct Compensation established by the Committee, the Committee determines the individual compensation components of the program.

Base Salary.    Base salary is generally targeted at the Market Median, with adjustment where the Committee believes appropriate for proficiency, performance, experience, and the uniqueness of the responsibilities held by certain Executive Officers. Changes in base salaries for Executive Officers become effective as of the first payroll period in the calendar year; so the amounts reflected in the Summary Compensation Table reflect the fiscal year 2016 base salary rate for the first quarter of the Company’s fiscal year and the fiscal year 2017 base salary rate for the remainder of the year. For fiscal year 2017, all Executive Officers’ base salaries approximated Market Median.21

Mr. Ghasemi, Mr. Crocco, and Mr. Painter received no increase in base salary for 2017. Ms. Grant received a modest increase to more closely align her with Market Median positioning. Dr. Serhan’s base salary was negotiated during his recruitment. Base salaries approved for the Executive Officers for 2016 and 2017 were as follows:

Officer	2016 Base Salary Rate		2017 Base Salary Rate	% Increase
S. Ghasemi		$1,200,000	$1,200,000	0
M. S. Crocco		$600,000	$600,000	0
J. Grant		$412,000	$430,000	4%
C. F. Painter		$600,000	$600,000	0
S. Serhan	$	N/A	$550,000	N/A

Annual Incentive Plan.    Target annual incentive opportunities under the Annual Incentive Plan are intended to approximate the Market Median. Targets may be established at greater or lesser levels for individual Executive Officers based on performance factors, internal equity, experience in the position, or year-to-year swings in the market data. Actual annual incentive awards may be above or below target depending upon the Company’s fiscal year performance as measured by the performance measures and goals established by the Committee at the beginning of the fiscal year. When performance exceeds the target goals for the performance measures, annual incentive awards may exceed target as well, and may exceed Market Median payouts. Actual annual incentive awards can range from 0% to 230% of target. Over the previous five years, Executive Officer awards have ranged from 50% to 200% of target.

Determination of annual incentive awards is a multi-step process which begins with establishing target opportunities. At the beginning of the fiscal year the Committee determines Executive Officer target annual incentive awards as a percentage of each Executive Officer’s base salary based on the Survey Reference Group and Peer Reference Group (for the CEO and CFO) competitive assessment. For fiscal year 2017, the target award level for Mr. Ghasemi was increased as described above. All other Executive Officers remained the same as fiscal year 2016 (except for Dr. Serhan who was not employed by the Company in fiscal year 2016).

Officer	2016 Target (% of Base Salary)	2017 Target (% of Base Salary)	2017 Target Value
S. Ghasemi	135%	150%	$1,800,000
M. S. Crocco	85%	85%	$510,000
J. Grant	65%	65%	$279,500
C. F. Painter	85%	85%	$510,000
S. Serhan	N/A	70%	$385,000

An Executive Officer’s actual award is determined by multiplying the target award by his or her individual payout factor.

[21]	As noted above, no Market Median could be established for Dr. Serhan due to the uniqueness of his position, but his compensation was designed to be consistent with the market.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

As a first step in determining an Executive Officer’s individual payout factor, the Committee determines an initial payout factor derived from the Company’s performance against the payout schedules established by the Committee at the beginning of the fiscal year. As described above, for fiscal year 2017 the Committee selected rigorous adjusted earnings per share targets as the performance measure for the Annual Incentive Plan to drive towards the Company’s goal of being the most profitable industrial gas company in the world. The threshold, target and maximum factors for each measure are set out below. (Factors are interpolated between points.)

2017 Adjusted Earnings per Share[22] (% increase from 2016)	Initial Payout Factor%
<$ 5.64	0%
$5.64	50%
$6.20 (10%)	100%
$6.51 (15%)	200%

Further, consistent with the Company’s goal of being the safest industrial gas company in the world and other nonfinancial and strategic goals, the Committee also reserved the ability to adjust the payout within a range to reflect performance in areas such as safety, sustainability, diversity and productivity, progress on strategic objectives, or individual performance factors. The payout factor range is from 30 percentage points below the initial payout factor determined using the schedule above based on Company performance for the year, to 30 percentage points above the initial payout factor. Actual payout factors can be adjusted within the range by the Committee.

Determination of Annual Incentive Plan Payout

Determine Target Award (Beginning of year)	Determine Payout Factor Range (After year-end)	Adjust Payout Factor Within the Range to Determine Actual Payout Factor	Multiply Actual Payout Factor by Target Award

For fiscal year 2017, adjusted earnings per share for purposes of the Annual Incentive Plan were $6.36.23 The initial payout factor was 152%. The payout range was 122% to 182%. The Committee determined to award annual incentive payouts at the top of the payout factor range because of the Company’s outstanding performance for 2017:

•	Double digit improvement in safety performance;

•	Double digit improvement in adjusted earnings per share; and

•

Achievement of strategic milestones, including the spin-off of Versum Materials, the divestiture of Performance Materials, the successful start up of several major projects and signing of several key projects.

Fiscal year 2017 awards determined for Executive Officers appear in the Nonequity Incentive Plan Compensation column of the Summary Compensation Table.

One-time Cash Incentive Award.    In addition to the annual incentive award, the Committee approved a special one-time cash award of $250,000 to Mr. Crocco to recognize his extraordinary efforts in executing the sale of the Performance Materials business. The award was paid in February 2017.

[22]

Adjusted earnings per share are calculated by excluding certain disclosed items from GAAP earnings per share that management believes are not representative of the underlying business performance; and, for purposes of determining Annual Incentive Plan targets and payouts, are normalized for currency and foreign exchange impacts that were not anticipated in the operating plan. Adjusted earnings per share for 2016 were adjusted to reflect the spin-off of Versum Materials and the sale of the Performance Materials business and the resulting classification of both businesses as discontinued operations, as reported in the Company’s updated presentation of its financial statements and related disclosure filed on Form 8-K dated June 5, 2017.

[23]	This is a non-GAAP measure. See Appendix A for a reconciliation to GAAP.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

Long-Term Incentives.    The Committee believes long-term incentive compensation is the most critical part of Executive Officer compensation because it creates alignment with shareholders and promotes achievement of longer term financial and strategic objectives. The success of the Company’s business and resulting value for our shareholders is predominantly built on stable, long-term contractual relationships with customers and substantial capital investments that reap returns over a long time horizon through technological differentiation, cost control, and operational efficiencies. Reflecting this long-term business model, the Committee emphasizes long-term incentive compensation designed to ensure that the decisions being made today build value for the long term, and to reward sustainable growth, disciplined capital investment, sustainable cost reduction, and consistent operational excellence. For 2017 the Committee selected two components for the Executive Officer’s long-term incentives: “performance shares” which are conditioned on performance over a three-year period (for fiscal year 2017 grants, relative total shareholder return for fiscal year 2017-2019); and restricted stock units which link Executive Officers’ interests to shareholder returns and provide a retention incentive.

For fiscal year 2017, the mix of intended long-term incentive value for Executive Officers was 60% performance shares and 40% restricted stock units. The Committee chose this mix to provide a balance of stock-based compensation to encourage both performance and talent retention. Because both components of an Executive Officer’s long-term incentive opportunity are delivered in Company stock-based awards, they become more or less valuable with changes in Company stock value that affect shareholders.

The Committee determined the level of long-term incentive grants for fiscal year 2017 at the beginning of the fiscal year.24 Prior to making the grants, the Committee established an intended long-term incentive value for each Executive Officer. When setting these intended values, the Committee considers the Survey and Peer Reference Group competitive data and target Total Direct Compensation opportunities. It is the Committee’s intent that the long-term incentive value approximate the Market Median and bring the Total Direct Compensation opportunity for each Executive Officer to approximately the Market Median level when combined with base salary and target Annual Incentive Plan awards.

Individual performance or other factors may result in awards which are above or below the Market Median.25 These factors include tenure and experience, succession planning and retention concerns, subjective evaluations of performance, historical grant levels, and other recent compensation actions with respect to the individual such as special one-time retention awards. For fiscal year 2017, all intended long-term incentive values approximated the projected Market Median. The actual value realized may differ significantly (up or down) from the intended value due to Company stock price performance over the life of the awards and the extent to which performance goals are met in the case of performance shares.

Officer	Intended Long-Term Incentive Value
S. Ghasemi	$8,500,000
S. Crocco	$1,500,000
J. Grant	$650,000
C. Painter	$1,300,000
S. Serhan	$1,000,000

Granting Practices.    Equity compensation awards are provided to Executive Officers and approximately 200 other management employees under the Company’s Long-Term Incentive Plan and (except for off-cycle recruiting and retention awards) are granted as of the first NYSE business day in the month of December. Recruiting grants are generally issued as of the first day of employment. Off-cycle retention grants are made occasionally in response to extraordinary retention needs that arise during the year.

[24]	With the exception of Dr. Serhan’s grants, which were negotiated prior to his hiring.
[25]	As noted above, no Market Median was determined for Dr. Serhan due to the uniqueness of his position.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

2017 Performance Shares.    The primary component of the long-term incentive program for 2017 was performance shares.    Performance shares entitle the recipient to receive one share of Company stock and accumulated dividend equivalents for each performance share earned upon the satisfaction of performance objectives and other conditions to earning the award. Performance shares are granted each year with overlapping three-year performance cycles. The awards are paid out at the end of the three-year period based on performance, if threshold performance goals are met. Payouts of performance shares range from 0% to 215% of the target level of shares awarded. The target level for fiscal year 2017 grants, (60% of each Executive Officer’s total intended long-term incentive value), was converted to a number of shares based on the grant date closing market value of Company stock. The actual number of performance shares earned is determined by multiplying the target number of shares by a payout factor, which is subject to adjustment by the Committee within a narrow range to address performance factors that may not be reflected in relative TSR results.

Fiscal year 2017 performance shares were granted conditioned upon the Company’s three-year TSR26 percentile rank compared to the TSR of Peer Reference Group members over the three-year performance period (fiscal years 2017-2019). The payout factor will be determined in accordance with the following schedule (with payout factors interpolated between levels):

Company’s TSR Percentile Rank	Payout Factor*
>75th %ile	200%
50th %ile	100%
30th %ile	30%
<30th %ile	0%

*	The Committee may increase or decrease the Payout Factor by up to 15 percentage points.

The target number of fiscal year 2017 performance shares granted to each Executive Officer was as follows:

Officer	Target Performance Shares
S. Ghasemi	36,267
M. S. Crocco	6,400
J. Grant	2,773
C. F. Painter	5,546
S. Serhan	4,267

Prior to determining the payout, the Committee considered the need to reflect the impact on TSR of the spin-off of the Electronic Materials business through the distribution of 100% of the Versum Materials shares to the Company’s shareholders. The Committee determined the most logical way to reflect the spin-off was to calculate the TSR performance as if one half of a share of Versum Materials (the distribution received by shareholders for each share of Company stock) was included in the Company’s TSR through the end of the performance period. The resulting cumulative TSR was 35.6%, which was the 46th percentile rank versus the Peer Reference Group, resulting in a payout factor range of 71%-101%. The Committee established the payout factor at 100% for the following reasons:

•

The Company’s performance over the three year period has been extraordinary, with 75% improvement in employee lost time injuries, 10% or greater adjusted earnings per share[27] growth each year despite a tepid economic environment, and execution of multiple transformative actions to reorganize the Company, reduce costs, refocus the Company on its core industrial gases business and strengthen its balance sheet.

[26]

“TSR” or “Total Shareholder Return” is the growth in capital that would be experienced from purchasing a share of Company or Peer Reference Group member stock and holding it for the performance period, assuming that dividends are reinvested in the Company’s stock, or Peer Reference Group member’s stock, respectively.

[27]	This is a non-GAAP measure. See reconciliation to GAAP in Appendix A.

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COMPENSATION OF EXECUTIVE OFFICERS

•

The starting point of the performance period occurred at a high point for the Company’s stock, which had TSR performance of 22% in the six months preceding the start of the performance period compared to a 1% median TSR performance for the Peer Reference Group over the same period.

•	The performance share program is the primary long-term incentive for over 200 managerial employees, not just for the Executive Officers.

•

For the past three years the Committee has determined a performance share payout at the very bottom of the range based on the underperformance of certain large capital investments made during the applicable performance periods.

Restricted Stock Units.    Restricted stock units entitle the recipient to receive one share of Company stock upon payout, generally at the end of a four year vesting period. Restricted stock units are conditioned upon continued employment during the vesting period, but are subject to special vesting rules for terminations due to death, disability, or retirement or terminations covered by the Executive Separation Program described on pages 53-54 below. Upon vesting, restricted stock units also entitle the holder to receive dividend equivalents equal to the amount of dividends paid on a share of Company stock during the vesting period. The vesting conditions provide an incentive for retention, and the value of this compensation element increases or decreases in direct proportion to TSR. The value of restricted stock units granted to the Executive Officers in fiscal year 2017 is reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table. Individual award amounts were determined by calculating the value (based on the closing market value of a share of the Company’s stock on the grant date) to approximate 40% of the total intended long-term incentive value for the Executive Officer.

Special Recruiting Grant: Dr. Serhan received a one-time equity compensation award under the Long-Term Incentive Plan to incent him to join Air Products and compensate him for the forfeiture of equity awards made by his previous employer. This sign-on award consisted of 4694 fiscal year 2016 performance shares and 3201 three-year restricted stock units. The performance shares are subject to the same terms as fiscal year 2017 performance share awards described above except the performance period is fiscal years 2016-2018. The restricted stock units will vest, along with accrued dividend equivalents, on December 1, 2019, subject to Dr. Serhan’s continued employment.

Note on Treatment Of Long-Term Incentive Awards Outstanding At Time Of Versum Materials Spin-Off. Long-term incentive awards held by continuing Air Products employees under the Long-Term Incentive Plan that were outstanding on October 1, 2017 (other than restricted stock) were adjusted to maintain the economic value of those awards before and after the spin-off. The terms of the long-term incentive awards, such as the vesting schedule, generally continued unchanged.

Antidilution Adjustments Post Spin-Off
Stock Options	The number and exercise price of Air Products stock options was adjusted.
Restricted Stock Units	The number of restricted stock units was adjusted.
Performance Shares	The number of performance shares was adjusted.

Executive Officers who held unvested Air Products restricted stock received one-half of a fully vested share of Versum Materials common stock for every share of Air Products restricted stock held at the time of the spin-off, as if they held fully vested Air Products common stock on the record date.

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COMPENSATION OF EXECUTIVE OFFICERS

Employee Benefit Plans and Other Compensation Practices and Policies

Our employee benefit programs are offered and designed to be competitive and to provide reasonable security for employees. Welfare and retirement benefits are offered at essentially the same level to all U.S. salaried employees, including Executive Officers.

Retirement Benefits.    Executive Officers participate in the Company’s generally available U.S. salaried retirement programs. The Company maintains qualified retirement programs for its salaried employees, including a defined benefit pension plan which has been closed to new entrants since 2005 and a savings and profit sharing plan. The Company also maintains a nonqualified pension plan (also closed to new entrants) and a nonqualified deferred compensation plan in which Executive Officers and other eligible employees participate. The plans are discussed in more detail below in the narrative accompanying the Pension Benefits table and the Nonqualified Deferred Compensation table.

Welfare Benefits.    The Company provides medical and dental coverage, life insurance, and disability insurance to Executive Officers under the same programs offered to all salaried employees. All participating employees pay a portion of the cost of these programs.

Severance and Change in Control Arrangements.    Executive Officer severance and change in control arrangements are provided to support major corporate and management transitions. The Committee believes these arrangements provide benefit to the Company and its shareholders. The Committee periodically reviews these arrangements in depth for market competitiveness and appropriateness for the Company’s business.

Severance.    All Executive Officers participate in the Executive Separation Program. This program is intended to facilitate changes in the leadership team by establishing terms for the separation of an Executive Officer in advance, allowing a smooth transition of responsibilities when it is in the best interests of the Company. The program provides severance benefits and vesting of certain long-term incentives upon involuntary termination other than for cause or voluntary termination for good reason. Details of the Program are provided on pages 53-54.

Change in Control Arrangements.    To enable the management team to negotiate effectively for shareholders without concern for their own future in the event of any actual or threatened change in control of the Company, the Company has entered individual change in control severance agreements for each of the Executive Officers. The agreements give each Executive Officer specific rights and benefits if, following a change in control, his or her employment is terminated by the Company without “cause” (as defined) or he or she terminates employment for “good reason” (as defined). Details of the agreements are described below on pages 56-57.

Perquisites.    The Committee has approved Mr. Ghasemi’s use of corporate aircraft for personal travel in order to mitigate security concerns, preserve confidentiality and maximize the time he is able to spend on the Company’s business. The Committee has also approved Mr. Ghasemi’s personal use of a Company car and driver and Mr. Ghasemi’s spouse use of a car and driver on rare occasions where security is a concern. Mr. Ghasemi uses commuting time for performing his responsibilities to the Company. Mr. Ghasemi is responsible for any taxes on his or his spouse’s use of corporate aircraft and cars. The Committee believes the benefits of security, confidentiality, and efficiency achieved by these arrangements outweigh the expense to the Company and are in the best interest of shareholders.

The Company provided relocation benefits to Dr. Serhan consistent with its domestic relocation policy, including reimbursement for loss on the sale of his home and certain tax preparation services. The Company also paid certain legal fees on behalf of Dr. Serhan to facilitate his employment by the Company.

Executive Officer Stock Ownership.    The Committee has approved ownership guidelines that require Executive Officers to achieve an ownership stake in the Company that is significant in comparison with the Executive Officer’s salary. The ownership guidelines are six times base salary for the CEO and three times base salary for the other Executive Officers. The Executive Officers are expected to achieve the specified ownership level within five years of

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COMPENSATION OF EXECUTIVE OFFICERS

assuming their position. Executive Officers may count toward these requirements the value of shares owned, share equivalents held in their Retirement Savings Plan accounts, earned performance shares, restricted shares, and deferred stock units which are fully vested and held in the Company’s nonqualified deferred compensation plan. Stock options and unearned performance shares are not counted. All Executive Officers are currently in compliance with this policy.

Hedging and Pledging Policy.    It is the policy of the Company that Executive Officers and directors may not purchase or sell options on Company stock; engage in short sales with respect to Company stock; or trade in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Company stock. It is also the policy of the Company that shares of Company stock owned by Executive Officers or directors may not be held in a margin account or pledged as collateral on a loan.

Clawback Policy.    The Company’s equity plans and agreements provide that awards may be cancelled and that certain gains will be “clawed back” (i.e., must be repaid to the Company) if an Executive Officer engages in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information, or violating Company policies. The Committee has also adopted a policy allowing the clawback of cash incentive payments and performance shares in the event an Executive Officer’s conduct leads to a restatement of the Company’s financial results. The Committee may, in its discretion, seek to recoup any bonus or incentive compensation paid to an Executive Officer if (i) the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the Committee determines that the Executive Officer engaged in misconduct that resulted in the requirement to restate, and (iii) a lower payment would have been made to the Executive Officer based upon the restated financial results.

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COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION TABLES

2017 Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus (2)		Stock Awards (3)		Option Awards (4)		Non-Equity Incentive Plan Compen- sation (5)		Changes in Pension Value and Nonqualified Deferred Compen- sation Earnings (6)		All Other Compen- sation (7)		Total
S. Ghasemi Chairman, President and Chief Executive Officer	2017 2016 2015	$ $ $	1,200,000 1,200,000 1,200,000	$ $ $		$ $ $	9,194,498 6,839,951 6,947,086	$ $ $	1,505,563	$ $ $	3,276,000 3,240,000 3,120,000	$ $ $	5,793 4,290 1,079	$ $ $	283,476 251,592 184,385	$ $ $	13,959,767 11,535,833 12,958,113
M. Crocco Executive Vice President and Chief Financial Officer	2017 2016 2015	$ $ $	600,000 597,308 581,923	$ $ $	250,000	$ $ $	1,622,219 1,270,434 1,190,851	$ $ $	258,099	$ $ $	928,200 1,020,000 757,530	$ $ $	1,959,685 1,311,416 1,018,815	$ $ $	19,179 19,608 18,466	$ $ $	5,379,283 4,218,766 3,825,684
J. Grant Vice President Human Resources (1)	2017 2016 2015	$ $ $	425,154	$ $ $		$ $ $	702,822	$ $ $		$ $ $	487,396	$ $ $	1,021	$ $ $	48,709	$ $ $	1,665,102
C. Painter Executive Vice President, Industrial Gases	2017 2016 2015	$ $ $	600,000 600,000 573,077	$ $ $		$ $ $	1,405,789 1,270,434 1,290,082	$ $ $	279,594	$ $ $	928,200 1,020,000 769,500	$ $ $	2,582,803 1,433,449 1,153,174	$ $ $	19,179 21,777 18,200	$ $ $	5,535,971 4,345,660 4,083,627
S. Serhan Executive Vice President (1)	2017 2016 2015	$ $ $	448,462	$ $ $	1,100,000	$ $ $	2,132,692	$ $ $		$ $ $	700,700	$ $ $	71	$ $ $	477,748	$ $ $	4,859,673

(1)	Ms. Grant and Dr. Serhan were not Executive Officers for 2015 or 2016; so their compensation is not shown for those years.
(2)	This column includes a transactional bonus paid to Mr. Crocco upon the completion of the sale of the Performance Materials business and a sign-on bonus paid to Dr. Serhan.
(3)

Amounts in this column represent the U.S. GAAP grant date fair value of restricted stock units (2017), restricted stock (2016 and 2015) and performance share awards granted in the fiscal year indicated, disregarding any estimate of forfeitures related to time-based vesting. Generally, the expense for these awards is recognized over the vesting or performance period unless the recipient is eligible for retirement and the award vests upon retirement, in which case the expense may be required to be recognized entirely in the year of grant. The valuation models and assumptions applicable to these grant date fair values are set forth in Note 19, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on November 16, 2017. The amounts shown may not correspond to the actual value that will be realized by the Executive Officers. The grant date fair values of the performance shares are based upon the grant date probable outcomes of satisfying the performance conditions stipulated in the grants. Maximum grant date values are displayed in the table below. For additional information on awards made in fiscal 2017, see the Grants of Plan-Based Awards Table and Outstanding Equity Awards Table on pages 45 and 47, respectively.

2017 Performance Shares Grant Date Values

Officer	Value Included	Maximum Value
S. Ghasemi	$5,709,876	$11,233,721
S. Crocco	$1,007,616	$1,982,403
J. Grant	$436,581	$858,938
C. Painter	$873,162	$1,717,876
S. Serhan	$1,344,071	$2,775,674

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COMPENSATION OF EXECUTIVE OFFICERS

(4)

This column shows the grant date fair value of stock options granted in the fiscal year indicated, disregarding any estimate of forfeitures relating to time-based vesting. The assumptions for the valuation determination are set forth in Note 19, Share Based Compensation, to our financial statements included in our Annual Report on Form 10-K for the fiscal year ending September 30, 2017, filed with the SEC on November 16, 2017. Additional information regarding these awards is set forth in the “Outstanding Equity Awards” table and accompanying footnotes.

(5)	Amounts in this column reflect Annual Incentive Plan awards. At their election, Executive Officers may defer awards received under this Plan.
(6)

Amounts in this column reflect the annual change in the actuarial present value of each Executive Officers’ accumulated tax qualified and nonqualified pension benefits and interest considered to be above-market interest credited to their Deferred Compensation Plan balances.

Interest is calculated for the Deferred Compensation Plan accounts using a Moody’s A-rated Corporate Bond Rate because this is comparable to the rate the Company pays its other creditors on long-term obligations. When this rate exceeds 120% of a rate set by the U.S. Internal Revenue Service, it is treated as above-market interest, even though it is based on a market average for corporate bonds. The amounts included as above-market interest were as follows:

ABOVE MARKET INTEREST
S. Ghasemi	$5,793
S. Crocco	$6,860
J. Grant	$1,021
C. Painter	$3,832
S. Serhan	$71

The pension accrual amounts represent the difference between the September 30, 2016 and September 30, 2017 actuarial present value of accumulated benefits under the Company’s tax qualified and nonqualified pension plans for those Executive Officers who participate in the pension plans. No amounts are shown in the Summary Compensation Table for negative changes in value. The pension accrual amounts are as follows:

Pension Accruals
S. Crocco	$1,952,895
C. Painter	$2,578,971

No changes were made to pension benefit formulas for this year. Changes in pension value can result from additional years of service, changes in pensionable compensation, and changes to discount and mortality rates. Additional information on how these amounts are calculated is included in the notes accompanying the Pension Benefits table.

(7)	Amounts shown in this column are detailed in the chart below.

Officer	Contributions Under Defined Contribution Plans	Group Term Life Insurance Premiums	Perquisites or Personal Benefits
S. Ghasemi	$225,601	$1,179	$56,696	(i)
M. Crocco	$18,000	$1,179
J. Grant	$47,723	$986
C. Painter	$18,000	$1,179
S. Serhan	$34,692	$1,011	$442,045	(ii)

(i)

This amount includes the incremental cost to the Company of providing Mr. Ghasemi a car and driver for occasional personal use ($ 24,810), including for occasional use by his spouse to mitigate security concerns, and of providing Mr. Ghasemi personal use of corporate aircraft ($31,886). The incremental cost for the car and driver is calculated using the Internal Revenue Service mileage rate based on the variable costs of operating a vehicle. The variable cost rate is used rather than the standard business rate as the Company uses the car and driver for Company business, including to transport other passengers, when not being used by Mr. Ghasemi, and would incur the fixed costs of operating the vehicle and employing the driver whether or not Mr. Ghasemi was provided the car and driver for commuting. In addition to the mileage rate, which includes trips to and from Mr. Ghasemi’s residence with no passengers, the amount calculated for use of the car and driver includes tolls and overtime compensation and reimbursement for meals and lodging provided to the driver in connection with Mr. Ghasemi’s use. Mr. Ghasemi pays all taxes associated with personal use of the car and driver.

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COMPENSATION OF EXECUTIVE OFFICERS

The incremental cost of the corporate aircraft is calculated using an hourly rate for each flight hour for variable operating costs (fuel and maintenance) plus flight specific costs such as parking and landing fees and crew expenses. The valuation also includes these costs with respect to flights with no passengers that are associated with Mr. Ghasemi’s personal travel. Fixed costs such as pilot compensation and lease payments are not included as the aircraft is primarily used for business purposes, and the Company would incur these costs regardless of Mr. Ghasemi’s personal use. Mr. Ghasemi’s family members traveled with Mr. Ghasemi on some of the flights reflected; however, no incremental cost to the Company arises from their accompanying Mr. Ghasemi. Mr. Ghasemi pays all taxes associated with personal use of the aircraft.

(ii)

This amount also includes legal fees paid on behalf of Dr. Serhan ($105,304), a payment to him to compensate for lost salary from his prior employer ($45,833), and relocation costs ($290,908) reimbursed to Dr. Serhan including the following:

Type	Amount
Real Estate Broker Commissions	$104,400
Other Home Disposition Fees	$22,070
Reimbursement of loss on home sale	$62,207
Movement and storage of household goods	$31,900
Tax gross up	$30,294
Other costs and allowances	$40,037

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COMPENSATION OF EXECUTIVE OFFICERS

2017 Grants of Plan-Based Awards

		Grant Date	Estimated Future Payouts Under Nonequity Incentive Plan Awards($)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares Of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards($)
Officer	Award Type		Threshold	Target	Maximum	Threshold	Target	Maximum
S. Ghasemi	Annual Incentive Plan		$-	$1,800,000	$4,000,000
	Performance Shares	12/1/2016				0	36,267	77,974		$5,709,876
	Restricted Stock Units	12/1/2016							24,178	$3,484,621
S. Crocco	Annual Incentive Plan		$-	$510,000	$1,173,000
	Performance Shares	12/1/2016				0	6,400	13,760		$1,007,616
	Restricted Stock Units	12/1/2016							4,266	$614,603
J. Grant	Annual Incentive Plan		$-	$279,500	$642,850
	Performance Shares	12/1/2016				0	2,773	5,962		$436,581
	Restricted Stock Units	12/1/2016							1,848	$266,241
C. Painter	Annual Incentive Plan		$-	$510,000	$1,173,000
	Performance Shares	12/1/2016				0	5,546	11,924		$873,162
	Restricted Stock Units	12/1/2016							3,697	$532,627
S. Serhan	Annual Incentive Plan		$-	$385,000	$885,500
	Performance Shares	12/1/2016				0	8,961	19,266		$1,261,645
	Restricted Stock Units	12/1/2016							6,046	$871,047

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COMPENSATION OF EXECUTIVE OFFICERS

The Grants of Plan-Based Awards table reports the dollar value of cash (nonequity) incentive awards and the number and value of equity awards granted to each Executive Officer during fiscal year 2017. With regard to cash incentives, this table reports the range of potential value that could have been obtained by the Executive Officer; whereas the Summary Compensation Table reports the actual value realized for fiscal year 2017. Equity amounts represent the grant date values of the awards determined under FASB ASC Topic 718 for purposes of financial statement reporting, which are based on probable outcomes.

Nonequity Incentive Plan Awards — Annual Incentive Plan.    Annual Incentive Plan awards are based on performance for the fiscal year. The Committee approves performance measures and payout schedules prior to or at the beginning of the fiscal year. Following the end of the fiscal year, the Committee determines the range of actual amounts that can be paid out under a formula which reflects the Company’s performance against the approved performance measures. Individual awards are determined by the Committee within the range, based on individual performance. There is no minimum bonus under the terms of the Plan, so the threshold amount is shown as 0. The maximum bonus payable under this Plan is capped at $4,000,000. For more information on fiscal year 2017 targets and the award determination, see page 36.

Equity Incentive Plan Awards — Performance Shares.    The Equity Incentive Plan Awards reflected in the table are performance shares. Performance shares are deferred stock units whose earn out is conditioned on the Company’s TSR percentile relative to the Peer Reference Group. “Deferred stock units” are an award type provided under the Company’s Long-Term Incentive Plan that entitle the holder to the value of one share of Company stock and accumulated dividend equivalents upon satisfaction of performance and/or time-based vesting conditions. Dividend equivalents are paid in cash and equal the dividends that would have accrued on a share of Company stock from the grant date of a deferred stock unit until it is paid out. Dividend equivalents are not paid until the award is vested. No dividend equivalents are paid on units that are forfeited.

The performance shares reflected in the table have a three-year performance cycle which will be completed at the end of fiscal year 2019. The number of performance shares that will be paid out is based on a schedule tied to the Company’s TSR percentile as described on page 38. Performance shares are generally forfeited if the Executive Officer voluntarily terminates employment during the performance period; however, if an Executive Officer terminates due to death, disability or retirement one year or more after the grant date, he will receive a pro-rata portion of any performance share payout upon completion of the performance period. Upon a termination covered by the Executive Separation Program described on pages 53-54, the terms of that Program regarding treatment of equity compensation will apply.

Other Stock Awards — The Other Stock Awards reflected in the table are restricted stock units. Restricted stock units are deferred stock units that have time based vesting conditions. Most of the restricted stock units granted in fiscal year 2017 are subject to a four-year vesting period. However, Dr. Serhan was granted 3201 three-year vesting restricted stock units as a special recruiting award. If an Executive Officer’s employment terminates due to death, disability, or retirement one year or more after the grant date, the units will vest. Pursuant to his Employment Agreement, Mr. Ghasemi’s restricted stock units will not be forfeited and will continue to vest if he is terminated at any time due to death or disability, voluntarily for Good Reason, by the Company without Cause, or at the conclusion of his Employment Agreement. (See page 54 for the definition of “Cause” and “Good Reason” under the Employment Agreement.). If another Executive Officer’s employment termination is covered by the Executive Separation Program described on pages 53-54 the terms of that Program regarding treatment of equity compensation will apply.

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COMPENSATION OF EXECUTIVE OFFICERS

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Stock Awards
						Number of Shares of Units of Stock Held that have not Vested (#)(2)	Market Value of Shares or Units of Stock held that have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)

	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date
Officer		Exercisable	Unexercisable
S. Ghasemi						85,065	$12,863,529	68,599	$10,373,541
	7/1/2014	165,235	0	$120.69	7/1/2024
	12/1/2014	28,904	14,454	$134.54	12/1/2024
S. Crocco						17,313	$2,618,072	12,406	$1,876,035
	10/1/2008	7,954	0	$62.47	10/1/2018
	12/1/2009	4,443	0	$78.06	12/1/2019
	12/1/2010	4,314	0	$80.67	12/1/2020
	12/1/2011	6,803	0	$77.16	12/1/2021
	12/3/2012	14,271	0	$76.17	12/3/2022
	12/2/2013	18,082	0	$100.55	12/2/2023
	12/1/2014	4,954	2,478	$134.54	12/1/2024
J. Grant						8,404	$1,270,853	5,522	$835,037
	12/2/2013	5,727	0	$100.55	12/2/2023
	12/1/2014	2,456	1,230	$134.54	12/1/2024
C. Painter						17,326	$2,620,038	11,552	$1,746,893
	12/1/2009	5,491	0	$78.06	12/1/2019
	12/1/2010	5,455	0	$80.67	12/1/2020
	12/1/2011	14,849	0	$77.16	12/1/2021
	12/3/2012	17,125	0	$76.17	12/3/2022
	12/2/2013	18,082	0	$100.55	12/2/2023
	12/1/2014	5,366	2,685	$134.54	12/1/2024
S. Serhan						6,046	$914,276	8,961	$1,355,082

(1)

Grant dates for all stock options are shown in the first column. All stock options have an exercise price equal to the closing market value on the grant date and become exercisable in three consecutive, equal annual installments on the first, second, and third anniversary of the grant date. They generally remain exercisable until ten years after the grant date; however, except as described below, exercisable options generally expire ninety days after voluntary termination of employment and unexercisable options are forfeited upon voluntary termination. Options granted more than one year prior to an Executive Officer’s termination due to death, disability, or retirement continue to become and remain exercisable for their full term. If an Executive Officer’s termination is covered by the Executive Separation Program, the terms of that Program regarding treatment of equity compensation will apply. Mr. Ghasemi’s Employment Agreement provides that, upon his death, disability, involuntary termination without Cause, voluntary termination for Good Reason, or the conclusion of the term of his Employment Agreement, his options will not terminate but will continue to become and be exercisable through the end of their term. Stock options are also subject to special vesting rules upon a change in control of the Company.

(2)

This column reflects unvested restricted stock and deferred stock units which, upon vesting, entitle the holder to a share of Company Stock and dividend equivalents accumulated since the date of grant.

Restricted Stock.     Shares of restricted stock are shares of Company stock that are issued in the Executive Officer’s name subject to restrictions on transferability. The shares may be voted but the Executive Officer may not sell or transfer restricted stock during the vesting period. Dividends are paid on the restricted stock during the vesting period. Generally, if an Executive Officer’s employment terminates during the vesting period, the stock will be forfeited. However, if an Executive Officer’s employment terminates due to death, disability, or retirement one year or more after the grant date, the stock will vest. Pursuant to his Employment Agreement, Mr. Ghasemi’s shares will not be forfeited and will continue to vest if he is terminated at any time due to death or disability, voluntarily for Good Reason, by the Company without Cause, or at the conclusion of the Employment Agreement. (See page 54 for the definition of “Cause” and “Good Reason” under the Employment Agreement.). If another Executive Officer’s employment termination is covered by the Executive Separation Program described on pages 53-54, the terms of that Program regarding treatment of equity compensation will apply. Shares of restricted stock granted in fiscal year 2014 vested on December 1, 2017. Shares of restricted stock granted in fiscal year 2014 shown are as follows: Mr. Crocco 2,321 and Mr. Painter: 2,321. Shares of restricted stock granted in fiscal year 2015 vest on the earlier of December 1, 2018 or the Executive Officer’s termination of employment due to death, disability or retirement. Shares of restricted stock granted in fiscal year 2015 shown are as follows: Mr. Ghasemi 12,145, Mr. Crocco 2,082 and Mr. Painter 2,255. Shares of Restricted Stock granted in fiscal year 2016 vest on the earlier of

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COMPENSATION OF EXECUTIVE OFFICERS

December 1, 2019 or the Executive Officer’s termination of employment due to death, disability or retirement. Shares of restricted stock granted in fiscal year 2016 shown are as follows: Mr. Ghasemi 20,125, Mr. Crocco 3,738 and Mr. Painter 3,738.    Restricted stock is subject to special vesting rules for terminations upon a change in control of the Company.

Deferred Stock Units.     This column reflects three kinds of deferred stock units: (i) four-year restricted stock units granted to Executive Officers on December 1, 2016, and earlier in the case of Ms. Grant, (ii) earned performance shares granted in fiscal year 2015 that vested on December 1, 2017, and (ii) special recruiting and retention grants. All deferred stock units are subject to special vesting rules for terminations covered by the Executive Separation Program described on pages 53-54 or upon a change in control.

(i)	Fiscal year 2017 four-year restricted stock units shown are as follows:

Officer	Awards
S. Ghasemi	24,178
S. Crocco	4,266
J. Grant	1,848
C. Painter	3,697
S. Serhan	2,845

In addition, Ms. Grant had the following four-year restricted stock units outstanding on September 30, 2017 that were granted for fiscal years 2014-2016:

Number of Units	Vesting Date
1,182	December 1, 2017
1,107	December 1, 2018
1,833	December 1, 2019

(ii)	Fiscal year 2015 earned performance shares are shown at 100% of target, the payout factor determined by the Committee, and are as follows:

Officer	Number of Units
S. Ghasemi	28,617
M. Crocco	4,906
J. Grant	2,434
C. Painter	5,315

(iii)	This column also shows a special recruiting grant of 3201 three-year vesting restricted stock units made to Dr. Serhan on December 1, 2016. These will vest on December 1, 2019.

(3)	These amounts are based on the 2017 fiscal year-end NYSE closing market price of $151.22.
(4)

This column reflects performance shares granted in fiscal years 2016 and 2017. These shares are conditioned upon performance during three-year cycles ending on September 30, 2018 and September 30, 2019, respectively. These awards will earn out and be paid following the end of the relevant performance period as indicated in the chart below. The values and numbers of these awards are shown in the table at the target payout level.

	Target Award Performance Shares End of Performance Period

Officer	09/30/2018	09/30/2019
S. Ghasemi	32,332	36,267
M. Crocco	6,006	6,400
J. Grant	2,749	2,773
C. Painter	6,006	5,546
S. Serhan	4,694	4,267

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COMPENSATION OF EXECUTIVE OFFICERS

2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards

Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
S. Ghasemi	0	$—	12,342	$1,780,827
S. Crocco	10,174	$651,048	4,700	$682,725
J. Grant	0	$—	2,030	$290,149
C. Painter	6,854	$403,838	9,826	$1,454,471
S. Serhan	0	$—	0	$—

(1)

The shares in this column include restricted stock granted in fiscal year 2013 which vested in December 2016; performance shares granted in fiscal year 2014 which vested in December 2016; and restricted stock units granted in fiscal year 2013 which vested in December 2016. It also includes one third of a special recruiting grant of restricted shares made to Mr. Ghasemi upon his recruitment to compensate him for the value of equity forfeited when he left his prior employer, a special retention grant of restricted stock units made to Mr. Painter in 2012 which vested in September 2017, and a special recruiting grant of restricted stock units made to Ms. Grant which vested in February 2017.

(2)	The following dividend equivalents were paid on the performance share awards and the restricted stock units, but are not included in the Value Realized on vesting:

Officer	Dividend Equivalents Paid
S. Crocco	$28,607
J. Grant	$17,981
C. Painter	$104,667

2017 Pension Benefits

Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit
S. Ghasemi	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	0	$—
	Air Products and Chemicals, Inc. Supplementary Pension Plan	0	$—
M. Crocco	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	27	$1,148,804
	Air Products and Chemicals, Inc. Supplementary Pension Plan	27	$5,060,707
J. Grant	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	0	$—
	Air Products and Chemicals, Inc. Supplementary Pension Plan	0	$—
C. Painter	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	33	$1,467,703
	Air Products and Chemicals, Inc. Supplementary Pension Plan	33	$6,466,865
S. Serhan	Air Products and Chemicals, Inc. Pension Plan for Salaried Employees	0	$—
	Air Products and Chemicals, Inc. Supplementary Pension Plan	0	$—

The table above illustrates the actuarial present value of accrued pension benefits for each of the Executive Officers under the Company’s defined benefit plans as of September 30, 2017. Actuarial present values are complex

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COMPENSATION OF EXECUTIVE OFFICERS

calculations that rely on many assumptions. The Company has calculated the amounts shown above generally using the same assumptions used in determining the pension cost recognized in its financial statements which are described in Note 16, Retirement Benefits, to the financial statements and under “Critical Accounting Policies” in the Management Discussion and Analysis in the financial statements, both of which are included in the Company’s Annual Report on Form 10-K for the fiscal year ending September 30, 2017, filed with the SEC on November 16, 2017. However, in accordance with SEC requirements, the Company has calculated these values assuming payment begins the earliest date the Executive Officer can receive an unreduced early retirement benefit. The Company has also used actual fiscal year 2017 annual incentive awards in the calculation; whereas the value in the financial statements is based on estimated annual incentive awards.

The Company’s Pension Plan for Salaried Employees (“Salaried Pension Plan”) is a funded, tax qualified defined benefit plan funded entirely by the Company. All U.S. salaried employees hired before October 1, 2004 are eligible to participate. (Mr. Ghasemi, Ms. Grant and Dr. Serhan are not eligible for this Plan). Benefits under the Plan are paid after retirement in the form of a monthly annuity. Participants may select from monthly payments for their lifetime or smaller monthly payments for their life and the life of a beneficiary.

The amount of the benefit under the Salaried Pension Plan is based on the following formula:

1.184% x Years of Service x Average Monthly Compensation (Up to the Average Social Security Maximum Taxable Wage Base)

Plus

1.5% x Years of Service x Average Monthly Compensation (In excess of the Average Social Security Maximum Taxable Wage Base)

“Average Monthly Compensation” is the average monthly compensation for the 36 months (or 3 years) during which the participant’s compensation was the highest during the ten years preceding retirement; generally this is the participant’s average base salary for the three years preceding retirement. The “Average Social Security Maximum Taxable Wage Base” is the average of the U.S. Social Security Wage Bases over a 35-year period.

Benefits under the Salaried Pension Plan become vested after a participant has completed five years of service. The Normal Retirement Age under the Salaried Pension Plan is age 65. A participant with at least five years of service may retire after attaining age 55 and receive a benefit reduced by 3% per year for the number of years prior to his attaining age 62. Benefits accrued as of January 1, 2005 are not reduced upon retirement at age 55 or later if the sum of the participants age and credited service under the Plan equals 80 or more at the time of retirement.

Under U.S. federal tax laws, benefits payable under the Salaried Pension Plan, and compensation which can be considered in calculating the benefits, are limited. The Supplementary Pension Plan (“Supplementary Plan”) is a nonqualified, unfunded pension plan that provides benefits that cannot be provided under the Salaried Pension Plan due to these limits. Benefits under the Supplementary Plan are calculated using the same formula as the Salaried Pension Plan, but there is no limit on the amount of base salary that can be covered by the pension formula, and Average Monthly Compensation under the Supplementary Plan also includes Annual Incentive Plan awards.

Supplementary Plan benefits are subject to the same vesting and early retirement terms as the Salaried Pension Plan. Supplementary Plan benefits are generally payable following retirement in one of the annuity forms available under the Salaried Pension Plan or, at the election of the participant, in a lump sum. In the case of the Executive Officers and certain other executives, distribution of benefits under the Supplementary Plan, whether in annuity or lump sum form, is delayed for six months after termination of employment to comply with U.S. federal tax laws.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

2017 Nonqualified Deferred Compensation

Amounts shown in this table are provided under the Company’s nonqualified Deferred Compensation Plan.

Officer	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregrate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
S. Ghasemi	$58,154	$207,139	$24,432	$—	$755,751
S. Crocco	$81,231	$15,231	$28,186	$—	$771,697
J. Grant	$9,923	$26,942	$4,237	$—	$129,737
C. Painter	$53,538	$15,231	$24,948	$—	$442,075
S. Serhan	$14,808	$17,769	$327	$—	$32,904

(1)	All amounts reported in this column were voluntary deferrals of base salary by the Executive Officers. These amounts are also reported in the Summary Compensation Table.
(2)

Amounts reported in this column include Company matching credits based on each Executive Officer’s voluntary deferrals of base salary. In the case of Mr. Ghasemi, Ms. Grant and Dr. Serhan, a Company contribution credit of a percentage of their base salaries in excess of tax law limits on Retirement Savings Plan contributions and their Annual Incentive Plan awards is also included because they receive their primary retirement benefit under the Company’s defined contribution plans rather than the pension plans. The percentage is based on years of service and for fiscal year 2017 was 4%. Amounts reported in this column are also reported in the Summary Compensation Table.

(3)	The following portion of these accumulated balances has been previously reported as compensation in the Summary Compensation Table of the Company’s proxy statements for prior years:

Officer	Amount Previously Reported
S. Ghasemi	$448,524
S. Crocco	$336,244
J. Grant	$0
C. Painter	$148,221
S. Serhan	$0

The Company provides the tax qualified Retirement Savings Plan (the “RSP”) to all U.S.-based salaried employees of the Company. Currently, U.S. tax laws limit the amounts that may be contributed to tax-qualified savings plans and the amount of compensation that can be taken into account in computing benefits under the RSP. The Deferred Compensation Plan is intended to make up, out of general assets of the Company, an amount substantially equal to the benefits an employee did not receive under the RSP due to these limits. U.S. employees who participate in the Annual Incentive Plan, including all Executive Officers, are eligible to participate in the Deferred Compensation Plan. Participants can elect to defer up to 16 percent of base salary on a before-tax basis (offset by amounts deferred under the RSP) and Annual Incentive Plan awards.

For participants in the Company’s pension plans, including Mr. Crocco and Mr. Painter, the Deferred Compensation Plan provides a Company matching credit on base salary deferrals of 75 percent of the first three percent of base salary deferred by participants and 25 percent of the next three percent of base salary deferred. For employees who receive their primary retirement benefit under the Company’s defined contribution plans rather than the pension plans, including Mr. Ghasemi, Ms. Grant, and Dr. Serhan, the RSP also provides an enhanced matching contribution of 75% of elective deferrals up to 4% of base salary and 50% of elective deferrals of an additional 2% of base salary; and a defined contribution primary retirement benefit contribution of 4 to 6% of base salary, depending on years of service. The Deferred Compensation Plan provides a comparable matching credit and primary retirement benefit credit for base salary to the extent not covered under the RSP due to tax law limits, and a primary retirement benefit credit of 4 to 6% for Annual Incentive Plan awards. The primary retirement contributions and credits vest ratably over the participant’s first five years of service for the Company.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

Participants may elect to have their Deferred Compensation Plan balances earn interest at a corporate bond rate or be deemed to be invested in Company stock and earn dividend equivalents and market appreciation on the stock. If a participant chooses the Company stock alternative, his or her account balance will be distributed in shares of Company stock, except for dividend equivalents.

Participants can elect to receive payments of their Deferred Compensation Plan balances in one to ten annual installments following termination from service. The Executive Officers and certain other executives cannot commence distribution until six months following termination to comply with tax laws.

Potential Payments Upon Termination

Potential payments to Executive Officers upon termination vary depending on the exact nature of the termination and, generally, whether the Executive Officer is retirement eligible at the time of the termination. Retirement eligibility for U.S. employees, including the Executive Officers except Mr. Ghasemi, generally occurs upon the attainment of age 55 after completing at least five years of service to the Company. Mr. Ghasemi’s Employment Agreement provides that he is eligible for retirement treatment under all equity, equity derivative and incentive awards after three years of employment with the Company. Accordingly he became eligible for retirement on July 1, 2014. The following discussion explains potential payments to the Executive Officers under various termination scenarios.

Voluntary Termination Other Than Retirement

A voluntary termination by Mr. Ghasemi on September 30, 2017 would be a retirement, discussed below. If Mr. Crocco, Ms. Grant, Mr. Painter or Dr. Serhan voluntarily terminated employment with the Company prior to retirement eligibility, like all salaried employees of the Company, he or she would receive any unpaid salary and accrued vacation, vested RSP balances and nonqualified deferred compensation shown in the table on page      and earnings thereon. Upon attainment of age 55, Mr. Crocco or Mr. Painter could commence accrued benefits under the qualified and nonqualified pension plans described on pages 49-51 on the same terms as all other participants under these plans who were not eligible for retirement at the time of termination.

Executive Officers and other eligible employees generally must remain employed until the last day of the fiscal year to receive an Annual Incentive Plan award for the fiscal year. Therefore, if an Executive Officer voluntarily terminated, he or she would forfeit any Annual Incentive Plan award for the fiscal year of termination, unless he or she terminated on the last day of the year. If he or she voluntarily terminated on September 30, 2017, he would be eligible for a fiscal year 2017 Annual Incentive Plan award in an amount, if any, determined by the Committee in its discretion.

Most outstanding awards under the Long-Term Incentive Plan would be forfeited upon a voluntary termination prior to retirement eligibility, including all unexercisable stock options, all restricted stock, and all performance shares, whether or not earned. Exercisable stock options would continue to be exercisable for 90 days following termination and then, if unexercised, would be forfeited.

Retirement

Upon retirement, Executive Officers are entitled to unpaid salary and accrued vacation, accrued qualified and nonqualified pension benefits, vested RSP balances and deferred compensation described above, and retiree medical benefits, if they are eligible, on the same terms as for all salaried employees meeting age and service conditions. Retiring Executive Officers may also receive, in the discretion of the Committee, an Annual Incentive Plan award for the year of retirement. In addition, like all Long-Term Incentive Plan participants, they receive the following treatment of their outstanding long-term incentive awards:

•

All outstanding stock options which were granted one year or more prior to retirement will continue to be and become exercisable in accordance with the normal schedule as if the Executive Officer remained employed, and will be exercisable for the normal term.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

•

Restricted stock and restricted stock units awarded at least one year prior to retirement will vest immediately upon retirement. Restricted stock and restricted stock units granted less than one year prior to retirement are forfeited.

•

All earned performance shares and dividend equivalents thereon will be paid on the normal schedule. A pro-rata portion of unearned performance shares awarded at least one year prior to retirement and associated dividend equivalents will be paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met. Performance shares awarded less than one year prior to retirement are forfeited.

The table below shows the value of Mr. Ghasemi’s outstanding long-term incentive awards that would have vested had he retired as of September 30, 2017, and the value of awards that would have been forfeited. Amounts are based on the closing price of a share of Company stock as of September 30, 2017. Other Executive Officers were not eligible for retirement on September 30, 2017; so no amounts are shown for them.

Officer	Unvested Stock Options	Unvested Restricted Stock	Performance Shares(1)	Value of Awards Forfeited
S. Ghasemi	$241,070	$4,880,021	$7,972,551	$11,001,518

(1)	Performance shares are shown at the target payout level. Amounts include accumulated dividend equivalents. The 2017 grant and a prorated portion of the fiscal year 2016 grant would be forfeited.

Executive Separation Program

The Committee established the Executive Separation Program (the “Separation Program”) to facilitate changes in the leadership team and recruiting of senior executives. All the Executive Officers are covered by this Program. An Executive Officer becomes eligible for program benefits upon involuntary termination of employment other than for “Cause” or upon voluntary termination for “Good Reason”. A termination for Cause occurs upon the Executive Officer’s failure to substantially perform his duties after demand therefor, willful misconduct, certain illegal acts, insubordination, dishonesty, or violation of the Company’s Code of Conduct. “Good Reason” includes:

•	A material adverse change in the Executive Officer’s position, material diminution of his duties or authority, or assignment to him of duties or responsibilities inconsistent with his status;

•	A decrease in the Executive Officer’s salary or a material reduction in benefits or annual incentive compensation opportunities if not similarly applied to other highly compensated employees; or

•	A relocation of the Executive Officer’s principal workplace more than 50 miles from the existing location.

Benefits under the Separation Program are contingent upon the Executive Officer’s continuing to perform the duties typically related to his or her position (or such other position as the Board reasonably requests) until termination, and assistance in the identification, recruitment, and/or transitioning of his or her successor. The Executive Officer also is required to sign a general release of claims against the Company and a two-year noncompetition, nonsolicitation, and nondisparagement agreement. If all these requirements are met, the Executive Officer is entitled to cash benefits as follows:

•

A cash severance payment of one times (two times in the case of Mr. Ghasemi) the Executive Officer’s annual base salary and average annual incentive award for the three of the last five years for which his award was highest or, if less, the number of years he received awards;[28]

•	A bonus for the year of termination equal to a pro-rata portion of the Executive Officer’s target multiplied by the payout factor applicable to corporate staff.

[28]	Mr. Ghasemi’s cash severance payment is prorated after September 30, 2020 based upon the remaining term of his amended and restated employment agreement.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

•	Outplacement assistance;

•

A cash payment equal to the actuarial equivalent of pension benefits that would have accrued based on one additional year of service in the case of Mr. Crocco and Mr. Painter, and a payment equal to the value of the early retirement subsidy that would have been provided under the pension plans on the accumulated benefit if age and service conditions were met, calculated with an additional year of service; and

•

For the other Executive Officers who receive their primary retirement benefit under the Company’s defined contribution plans, a cash payment equal to the additional (nonmatching) contributions and credits each would have received under the RSP and the Deferred Compensation Plan, respectively, had he or she remained employed an additional two years for Mr. Ghasemi and an additional year for Ms. Grant and Dr. Serhan, assuming base salary remained the same and the Annual Incentive Plan award was the higher of his most recent award or the average of the last three awards.

Noncash benefits are also provided or maintained under the Separation Program as follows:

•

The Company pays the cost of continued coverage under the Company’s medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Executive Officers and their dependents for one year following termination. (Executive Officers eligible for retiree medical participate in the medical plan on the same basis as other eligible retirees at no incremental cost to the Company.)

•

Nonretirement eligible Executive Officers forfeit unexercisable stock options. Their exercisable options remain in effect for the normal term. Retirement provisions described above apply to the stock options of retirement eligible Executive Officers.

•

A pro-rata portion of four-year vesting restricted stock, restricted stock units and recruiting and retention grants of restricted stock units vests. The remaining restricted stock units are forfeited. However, retirement provisions described above apply to outstanding restricted stock and restricted stock units held by retirement eligible Executive Officers if more favorable.

•

A pro-rata portion of unearned performance shares based on actual performance at the end of the performance period vest and are paid at the end of the performance period and the remainder are forfeited. The unforfeited shares are paid in accordance with the normal schedule and at the normal payout level if performance thresholds are met.

Mr. Ghasemi’s Employment Agreement.    In addition to the Separation Program, Mr. Ghasemi’s Employment Agreement provides that, upon his termination by the Company other than for Cause or his voluntary termination for Good Reason, his long-term incentive awards will continue to vest as if he remained employed. For purposes of the Employment Agreement, “Cause” is Mr. Ghasemi’s willful failure to substantially perform his duties after a demand for substantial performance is delivered, willful misconduct that has caused or would reasonably be expected to result in a material injury to the Company, criminal conviction of or a plea of nolo contendere to a crime that constitutes a felony, repeated acts of insubordination, an act of dishonesty inconsistent with his position or material violation of the Company’s Code of Conduct. Mr. Ghasemi has the right to resign for “Good Reason” under the Agreement if there is a material adverse change in his position or office; a decrease in his salary, benefits, or incentive compensation if not applied to other highly compensated employees; or a relocation of his principal workplace more than 50 miles from the existing location.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

Estimated Payments on Severance

As of September 30, 2017

The table below shows estimated cash payments that would have been made to each Executive Officer upon an involuntary termination on September 30, 2017 covered under the Executive Separation Program and the Employment Agreement in the case of Mr. Ghasemi, his Employment Agreement, and the estimated value of long-term incentive awards that would have vested upon termination under the Program.

					Long-Term Incentive Plan

Officer	Severance Benefit	Pro-rata Bonus	Retirement Plan Payment(1)	Benefits(2)	Stock Options(3)	Restricted Stock	Restricted Stock Units(4)	Performance Shares(5)
S. Ghasemi(6)	$8,952,000	$3,276,000	$355,200	$25,940	$-	$-	$3,722,928	$7,278,589
M. Crocco	$1,528,200	$928,200	$1,283,128	$34,853	$4,230,869	$818,447	$136,850	$1,743,812
J. Grant	$917,396	$487,396	$30,911	$25,940	$476,193		$501,610	$820,331
C. Painter	$1,528,200	$928,200	$1,796,300	$34,406	$4,581,100	$836,977	$118,597	$1,765,496
S. Serhan	$1,250,700	$700,700	$22,000	$34,406			$228,179	$700,866

(1)

Includes payment in lieu of Company contributions and credits under the RSP and Deferred Compensation Plan for Mr. Ghasemi, Ms. Grant and Dr. Serhan and the pension plan make-up payment for Mr. Crocco and Mr. Painter.

(2)	Includes the value of outplacement benefits estimated based on current arrangements for these services; and the cost of COBRA payments for the Company’s medical plan and dental plans.
(3)	Stock options are shown at their intrinsic value based on the September 30, 2017 closing price of $151.22.
(4)	These amounts reflect the value of restricted stock units such as four-year restricted stock units and special recruiting and retention and recruiting grants, and dividend equivalents thereon.
(5)	Performance shares are reflected at target payout level and amounts include accumulated dividend equivalents.
(6)	Values of Mr. Ghasemi’s long-term incentive awards that would have vested upon his voluntary termination due to his retirement eligibility are not shown.

Termination for Cause

Upon involuntary termination for Cause, Executive Officers receive only unpaid salary and accrued vacation, qualified and nonqualified pension and deferred compensation.

Termination Due to Death or Disability

Upon termination due to death or disability of an Executive Officer, in addition to insurance, continuation of medical benefits, and other benefits provided to all salaried employees and their families to help with these circumstances, the Long-Term Incentive Plan has provisions that provide continued vesting or accelerated payout of equity awards as follows:

•

All stock options that have been outstanding for at least a year at the time of termination continue to be and become exercisable on the normal schedule as if the employee had remained active. All other stock options are forfeited.

•	All restrictions on restricted stock outstanding for at least one year are removed. All other restricted stock is forfeited.

•	All earned but deferred performance shares, all career-vesting deferred stock units, and retention and recruiting grants of deferred stock units outstanding more than one year are paid out.

•

A prorated portion of unearned performance shares outstanding for at least one year continues to earn out and be payable as if the employee had remained active. All other unearned performance shares are forfeited.

•	Executive Officers or their beneficiaries may also receive an Annual Incentive Plan award at the discretion of the Committee.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

In addition, Mr. Ghasemi’s Employment Agreement provides that upon his termination of employment due to death or disability, his Long-Term Incentive Plan awards will continue to vest as if he remained employed and he will receive a prorated Annual Incentive Award.

Change in Control Arrangements

The Company provides individual change in control severance agreements for all of the Executive Officers. For purposes of the agreements, a change in control occurs upon a 30% stock acquisition by a person not controlled by the Company, a greater than 50% change in membership on the Board during any two-year period unless approved by two-thirds of directors still in office who were directors at the beginning of the period; consummation of a business reorganization, merger, consolidation or other corporate transaction that results in the Company’s shareholders owning less than 50% of the surviving entity; or shareholder approval of a plan of liquidation or sale of substantially all of the Company’s assets.

The severance agreements give each Executive Officer specific rights and certain benefits if, within two years after a change in control, his or her employment is terminated by the Company without Cause (as defined below) or he or she terminates employment for Good Reason (as defined below). In such circumstances the Executive Officer would be entitled to:

•	A cash severance payment equal to two (three for Mr. Ghasemi) times the sum of his or her annual base salary and target bonus under the Annual Incentive Plan;[29]

•	A cash payment of a pro-rata target bonus for the year;

•

For Mr. Crocco and Mr. Painter, a cash payment equal to the actuarial present value of the pension benefits he would have been entitled to receive under the Company’s pension plans had he accumulated two additional years of credited service after termination and a cash payment equal to the actuarial present value of the early retirement subsidy on the accumulated benefit, calculated with an additional two years of credited service;[29]

•

A cash payment equal to two (three for Mr. Ghasemi) times the value for the most recent fiscal year of the Company’s matching contributions and/or credits for the Executive Officer under the RSP and the Deferred Compensation Plan;[29]

•

For Mr. Ghasemi, Ms. Grant and Dr. Serhan, a cash payment equal to the additional primary retirement benefit contributions and credits he or she would have received under the RSP and the Deferred Compensation Plan, respectively, had he or she remained employed for an additional three years in the case of Mr. Ghasemi and two years in the case of Ms. Grant and Dr. Serhan, at the same base salary and the higher of the Executive Officer’s most recent Annual Incentive Plan award or the average such award for the three full fiscal years preceding the Change in Control;

•

Continuation of medical, dental, disability, and life insurance benefits for a period of up to two years (three years in the case of Mr. Ghasemi), and provision of outplacement services and certain legal fees; and

•	Indemnification if he or she becomes involved in litigation because he is a party to the agreement.

A termination for “Cause” occurs under the agreements upon the Executive Officer’s continued willful failure to perform his duties or willful misconduct. “Good Reason” includes:

•	A material adverse change in the Executive Officer’s position;

•	A decrease in the Executive Officer’s salary, benefits, or incentive compensation if not applied to other highly compensated employees; or

•	Relocation of the Executive Officer’s principal workplace more than 50 miles from the existing location.

[29]	Except for Mr. Ghasemi, the payment is reduced once the Executive Officer attains age 63, by a prorated amount for each month as the Executive Officer approaches age 65.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

The table below shows amounts that would be payable under the change in control severance agreements if the Executive Officer had been terminated on September 30, 2017 following a change in control.

Officer	Severance Payment	Pro-rata Bonus	Matching Contribution Payment	Retirement Plan Payment(1)	Outplacement/ Financial	Benefits(2)
S. Ghasemi	$9,000,000	$1,800,000	$144,000	$532,800	$14,500	$34,956
M. Crocco	$2,220,000	$510,000	$36,000	$1,459,323	$14,500	$36,694
J. Grant	$1,419,000	$279,500	$34,400	$61,823	$14,500	$22,284
C. Painter	$2,220,000	$510,000	$36,000	$2,042,962	$14,500	$36,694
S. Serhan	$1,870,000	$385,000	$44,000	$44,000	$14,500	$36,694

(1)

Includes payments in lieu of Company core contributions and credits under the RSP and Deferred Compensation Plan for Mr. Ghasemi, Ms. Grant and Dr. Serhan and, for Mr. Crocco and Mr. Painter, the pension payment.

(2)	Includes continuation of medical, dental, disability, and life insurance benefits.

In addition to the change in control severance agreements, the Company’s Long-Term Incentive Plan provides change in control protections for all participants. For awards granted prior to October 1, 2014, upon a change in control (as defined by the Plan):

•	All outstanding stock options become exercisable and remain exercisable for their full term on the earlier of the change in control or six months after the grant date.

•	Restrictions lapse on all restricted stock.

•

All forms of restricted stock units, except unearned performance shares and related dividend equivalents, will fully vest and be paid immediately. A pro-rata portion of unearned performance shares and related dividend equivalents will be paid out in shares at the target performance level.

The estimated value of long term incentive awards that would have automatically vested under these provisions upon change in control on September 30, 2017 is $ 350,982 for both Mr. Crocco and Mr. Painter and $ 192,678 for Ms. Grant.

The Committee, in its discretion, may pay out the value of stock options, restricted stock, and restricted stock units in cash.

Awards granted on or after October 1, 2014 will not automatically vest on an accelerated basis as a result of a change in control if they are replaced by the surviving entity. For these provisions to apply; the replacement awards must be issued by a publicly listed company and preserve the value of, and be on terms as favorable as the existing award; performance conditioned awards must be replaced by time based vesting awards; and the replacement awards must provide that if the participant is terminated without Cause or voluntarily terminates for Good Reason within 24 months following the change in control, the award will vest immediately upon termination. The Long-Term Incentive Plan also provides that, pursuant to an agreement associated with a change in control or in the discretion of the Board or an appropriate committee thereof, awards may be settled for cash at the change in control price.

AIR PRODUCTS AND CHEMICALS, INC.

COMPENSATION OF EXECUTIVE OFFICERS

Long-Term Incentive Plan Awards granted in fiscal year 2015 or later would not automatically vest upon a change in control but would vest upon a termination of the Executive Officer by the Company without cause or a voluntary termination by the Executive Officer for Good Reason within 24 months of the change in control. The table below shows the estimated value of long-term incentive awards that would have vested upon an eligible termination on September 30, 2017 following a change in control. These acceleration provisions apply to all Long-Term Incentive Plan participants. In the case of Mr. Ghasemi, who was retirement eligible on September 30, 2017, most of these amounts would have vested on voluntary termination, but payment or lapse of restrictions could be accelerated upon a change in control. For the other Executive Officers, most of the amounts shown would become vested or payable if his or her active employment continued without a change in control, but payment, lapse of restrictions would be accelerated upon a change in control.

Officer	Estimated Value
S. Ghasemi	$23,854,089
M. Crocco	$4,603,468
J. Grant	$2,191,753
C. Painter	$4,476,033
S. Serhan	$2,310,778

Finally, accrued benefits under the nonqualified pension and deferred compensation plans (described on pages 49-50) would be paid out upon a change in control.

AIR PRODUCTS AND CHEMICALS, INC.

INFORMATION ABOUT STOCK OWNERSHIP

INFORMATION ABOUT STOCK OWNERSHIP

Persons Owning More than 5% of Air Products Stock

as of September 30, 2017

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group (“Vanguard”)(1) 100 Vanguard Boulevard Malvern, PA 19355	16,001,401	7.12%
State Farm Mutual Automobile Insurance Company (“State Farm”)(2) One State Farm Plaza Bloomington, IL 61710	15,499,069	7.35%
Black Rock, Inc.(3) 55 East 52nd Street New York, NY 10055	13,804,651	6.3%

(1)

In the aggregate, Vanguard has sole voting power over 331,503 shares, shared voting power over 40,226 shares, sole power to direct disposition of 15,630,412 shares, and shared power to direct disposition of 370,989 shares.

(2)

In the aggregate, State Farm has sole voting power over 15,393,100 shares, shared voting power over 105,969 shares, sole power to direct disposition of 15,393,100 shares, and shared power to direct disposition of 105,969 shares.

(3)

In the aggregate, Black Rock, Inc. has sole voting power over 11,822,534 shares shared voting power over 10,590 shares, and sole power to direct disposition of 13,794,061 and shared disposition power over 10,590.

AIR PRODUCTS AND CHEMICALS, INC.

INFORMATION ABOUT STOCK OWNERSHIP

Air Products Stock Beneficially Owned by Officers and Directors

The table below shows the number of shares of common stock beneficially owned as of November 1, 2017 by each member of the Board and each Named Executive Officer, as well as the number of shares owned by the directors and all Executive Officers as a group. None of the directors or Executive Officers own one percent or more of the Company’s common stock.

Name of Beneficial Owner	Common Stock(1)	Right to Acquire(2)(3)	Total(4)
S. Carter	0	0	0
S. Crocco	34,320	65,727	100,047
C. Cogut	1,000	2,354	3,354
C. Deaton	0	9,838	9,838
J. Grant	1,745	11,799	13,544
S. Ghasemi	315,027	225,280	540,307
D. Ho	0	9,694	9,694
M. McGlynn	0	12,665	12,665
E. Monser	0	8,286	8,286
C. Painter	28,830	71,683	100,513
M. Paull	4,057	0	4,057
S. Serhan	65	0	65
Directors and Executive Officers as a group (13 persons)	385,090	417,326	802,416

(1)

Certain Executive Officers hold restricted shares which we include in this column. The Executive Officer may vote the restricted shares, but may not sell or transfer them until the restrictions expire. The individuals in the table hold the following number of restricted shares:

Name	Shares
S. Crocco	8,141
S. Ghasemi	32,270
C. Painter	8,314
All Executive Officers	48,725

This column also includes shares held by Executive Officers in the Company’s qualified 401(k) plan. Participants have voting rights with respect to such shares and can generally redirect their plan investments.

(2)

The Executive Officers have the right to acquire this number of shares within 60 days by exercising outstanding options granted under the Company’s Long-Term Incentive Plan or through the vesting of performance shares or restricted stock units within 60 days. Directors hold deferred stock units shown in the table that are distributable within 60 days upon a director’s retirement or resignation, based upon the director’s payout elections under the Deferred Compensation Program for Directors. Deferred stock units held by directors who have elected to defer payout for longer periods are disclosed in note (3). Deferred stock units entitle the holder to receive one share of Company stock and accrued dividend equivalents. Deferred stock units do not have voting rights.

(3)

Executive Officers and directors hold deferred stock units reflected in the table below which are not distributable within 60 days and which have been earned out or acquired through deferrals of salary, annual incentive awards or directors’ fees. Directors’ deferred stock units shown below are not included in the table above solely because the directors have elected to defer payout of those units beyond their retirement or resignation.

Name of Beneficial Owner	Deferred Stock Units
S. Carter	11,646
S. Ghasemi	2,542
M. McGlynn	20,999
C. Painter	1,045
M. Paull	4,425

(4)	Directors, nominees, and Executive Officers as a group beneficially own less than 1% of the Company’s outstanding shares.

AIR PRODUCTS AND CHEMICALS, INC.

INFORMATION ABOUT STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and Executive Officers to file reports of holdings and transactions in Company stock and related securities with the SEC and the NYSE. Based on our records and other information, we believe that in 2017 all of our directors and Executive Officers met all applicable Section 16(a) filing requirements.

AIR PRODUCTS AND CHEMICALS, INC.

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Millions of dollars unless otherwise indicated, except for share data)

The Company has presented certain financial measures on a non-GAAP (“adjusted”) basis and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. The Company believes these non-GAAP measures provide investors, potential investors, securities analysts, and others with useful supplemental information to evaluate the performance of the business because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.

In many cases, our non-GAAP measures are determined by adjusting the most directly comparable GAAP financial measure to exclude certain disclosed items (“non-GAAP adjustments”) that we believe are not representative of the underlying business performance. For example, Air Products has executed its strategic plan to restructure the Company to focus on its core Industrial Gases business. This resulted in significant cost reduction and asset actions that we believe are important for investors to understand separately from the performance of the underlying business. The reader should be aware that we may incur similar expenses in the future. The tax impact of our non-GAAP adjustments reflects the expected current and deferred income tax expense impact of the transactions and is impacted primarily by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions. Investors should also consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.

The following non-GAAP reconciliation is on a continuing operations basis.

Consolidated Results

					Change vs Prior Year
	Sales	Operating Income	Operating Margin	Diluted EPS	Operating Income	Operating Margin	Diluted EPS
2014 GAAP	$8,384.0	$924.2	11.0%	$3.24
Business restructuring and cost reduction actions		11.1	.1%	.03
Pension settlement loss		5.2	.1%	.02
Goodwill and intangible asset impairment charge		310.1	3.7%	1.27
Chilean tax rate change		—	—	.10
Tax election benefit		—	—	(.24)

2014 Non-GAAP Measure	$8,384.0	$1,250.6	14.9%	$4.42

2015 GAAP	$7,824.3	$1,233.2	15.8%	$4.29	33%	480bp	32%
Business separation costs		7.5	.1%	.03
Business restructuring and cost reduction actions		180.1	2.3%	.61
Pension settlement loss		19.3	.2%	.06
Gain on previously held equity interest		(17.9)	(.3)%	(.05)
Gain on land sales		(33.6)	(.4)%	(.13)
Loss on extinguishment of debt(A)			—	.07

2015 Non-GAAP Measure	$7,824.3	$1,388.6	17.7%	$4.88	11%	280bp	10%

2016 GAAP	$7,503.7	$1,529.7	20.4%	$5.04	24%	460bp	17%
Business separation costs		50.6	.7%	.21
Tax costs associated with separation		—	—	.24
Business restructuring and cost reduction actions		34.5	.4%	.11
Pension settlement loss		5.1	.1%	.02
Loss on extinguishment of debt(A)		—	—	.02

2016 Non-GAAP Measure	$7,503.7	$1,619.9	21.6%	$5.64	17%	390bp	16%

A-1

					Change vs Prior Year
	Sales	Operating Income	Operating Margin	Diluted EPS	Operating Income	Operating Margin		Diluted EPS
2017 GAAP	$8,187.6	$1,427.6	17.4%	$5.16	(7)%	(300	)bp	2%
Business separation costs		30.2	.4%	.12
Tax benefit associated with separation		—	—	(.02)
Business restructuring and cost reduction actions(B)		151.4	1.8%	.49
Pension settlement loss		10.5	.1%	.03
Goodwill and intangible asset impairment charge(C)		162.1	2.0%	.70
Gain on land sale		(12.2)	(.1)%	(.03)
Equity method investment impairment charge		—	—	.36
Tax election benefit		—	—	(.50)

2017 Non-GAAP Measure	$8,187.6	$1,769.6	21.6%	$6.31	9%	-bp		12%

2016 Non-GAAP Measure				5.64

2017 Non-GAAP Measure				6.31
Currency and foreign exchange impact				.02
Gain on land sale impact				.03

2017 Non-GAAP Measure for compensation purposes				$6.36				13%

(A)	Income from continuing operations before taxes impact of $6.9 and $16.6 in 2016 and 2015, respectively.
(B)	Noncontrolling interests impact of $.5 in fiscal year 2017.
(C)	Noncontrolling interests impact of $3.4 in fiscal year 2017.

Adjusted EBITDA

We define Adjusted EBITDA as income from continuing operations (including noncontrolling interests) excluding certain disclosed items, which the Company does not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance.

	2017	2016
Income from Continuing Operations(A)	$1,155.2	$1,122.0
Add: Interest expense	120.6	115.2
Less: Other non-operating income (expense), net	29.0	—
Add: Income tax provision	260.9	432.6
Add: Depreciation and amortization	865.8	854.6
Add: Business separation costs	30.2	50.6
Add: Business restructuring and cost reduction actions	151.4	34.5
Add: Pension settlement loss	10.5	5.1
Add: Goodwill and intangible asset impairment charge	162.1	—
Less: Gain on land sale	12.2	—
Add: Equity method investment impairment charge	79.5	—
Add: Loss on extinguishment of debt	—	6.9

Adjusted EBITDA	$2,795.0	$2,621.5

Income from Continuing Operations Change from prior year	33.2
Income from Continuing Operations % change from prior year	3%
Adjusted EBITDA Change from prior year	173.5
Adjusted EBITDA % change from prior year	7%

(A)	Includes net income attributable to noncontrolling interests.

	2017		2016
Adjusted EBITDA Margin	34.1%		34.9%
Change from prior year	(80	)bp

A-2

APPENDIX B

SURVEY REFERENCE GROUP

Alticor

Avon Products

Ball

Becton Dickonson

BorgWarner

Boston Scientific

Cameron International

Campbell Soup

Coca-Cola Enterprises

Commercial Metals

Corning

Dairy Farmers of America

Dania Holding

Dean Foods

Devon Energy

Dover

Eastman Chemical

Ecolab

Federal-Mogul

Hormel Foods

Huntsman

Ingersoll Rand

Illinois Toolworks

Kellogg

Kinder Morgan

L-3 Communications

Land O’Lakes

Masco Corporation

MillerCoors

Mohawk Industries

Mosaic

Navistar International

Oneok

Owens Illinois

Oshkosh

Parker Hannifin

Peabody Energy

Perdue Farms

Performance Food

Phillips-Van Heusen

Praxair

Reynolds American

Rock Tenn

Rockwell Automation

SC Johnson & Son

Sherwin Williams

Stanley Black & Decker

Stryker

TE Connectivity

Terex

Textron

The Hershey Company

Univar USA

VF Corporation

Visteon

W. W. Grainger

Weyerhaeuser

Williams Companies

B-1

Driving Directions to Air Products and Chemicals, Inc. Corporate Headquarters

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

610-481-4911

From Pennsylvania Turnpike (US 476)

–	Take Lehigh Valley Exit 56 (formerly exit 33) from Turnpike to Route 22 West, Harrisburg.

–	Follow Route 22 West to Trexlertown Exit (Exit 49A off Route 22 and I-78) onto Route 100 South.

–	Proceed on Route 100 South for 3 miles; continue straight, and at this point Route 100 becomes Trexlertown Road.

–	Proceed one more mile to the traffic light at Trexlertown Road and Hamilton Boulevard.

–	Turn left onto Hamilton Boulevard. Go under the RR bridge and proceed to the second traffic light.

–	Turn left at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

From Route 22

–	Take Exit 49A from Route 22 and I-78 onto Route 100 South.

–	Proceed on Route 100 South for 3 miles; continue straight, and at this point Route 100 becomes Trexlertown Road.

–	Proceed one more mile to a traffic light at Trexlertown Road and Hamilton Boulevard.

–	Turn left onto Hamilton Boulevard. Go under the RR bridge and proceed to the second traffic light.

–	Turn left at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

From Route 309 North and I-78 West

–	Take Exit 54A to Route 222 South.

–	Follow 222 South to the traffic light at Mill Creek Road.

–	Turn left on Millcreek Road Proceed to Hamilton Boulevard.

–	Proceed south on Hamilton Boulevard.

–	Corporate Office is located on right side of highway. Turn right at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

From Route 309 South and I-78 East

–	Take Exit 54. At the bottom of the ramp, turn right onto Route 222 South.

–	Follow 222 South to the traffic light at Mill Creek Road.

–	Turn left on Millcreek Road Proceed to Hamilton Boulevard.

–	Proceed south on Hamilton Boulevard.

–	Corporate Office is located on right side of highway. Turn right at the “Visitor Entrance” sign (Gate 2) into the Air Products complex.

AIR PRODUCTS AND CHEMICALS, INC. 7201 HAMILTON BLVD. ALLENTOWN, PA 18195-1501 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 24, 2018 (January 22, 2018 for Retirement Savings Plan Participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 24, 2018 (January 22, 2018 for Retirement Savings Plan Participants). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E34428-P99649-Z71370 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AIR PRODUCTS AND CHEMICALS, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain Nominees: 1a. Susan K. Carter 1b. Charles I. Cogut 1c. Sei? Ghasemi 1d. Chadwick C. Deaton 1e. David H. Y. Ho 1f. Margaret G. McGlynn 1g. Edward L. Monser 1h. Matthew H. Paull The Board of Directors recommends you vote FOR For Against Abstain proposals 2, 3 and 4. 2. Advisory vote approving Executive Of?cer compensation. 3. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018. 4. Approve material terms of the Long Term Incentive Plan to allow the Company a U.S. tax deduction for Executive Of?cer performance based awards. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Admission Ticket Annual Meeting of Air Products and Chemicals, Inc. Thursday, January 25, 2018—2:00 p.m. Air Products and Chemicals, Inc. Corporate Headquarters 7201 Hamilton Boulevard Allentown, PA 18195 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Telephone/Internet insert (BR supplied) and Annual Report are available at www.proxyvote.com. E34429-P99649-Z71370 Air Products and Chemicals, Inc. Annual Meeting of Shareholders—January 25, 2018 Proxy This proxy is solicited on Behalf of the Board of Directors The undersigned hereby appoints Sei? Ghasemi, M. Scott Crocco and Sean D. Major, or any one of them, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Air Products and Chemicals, Inc. on Thursday, January 25, 2018, at 2:00 p.m., and at any adjournments thereof, and to vote at such meeting the shares which the undersigned would be entitled to vote if personally present, as directed on the reverse side, and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments thereof. This proxy will be voted as directed, but if no instructions are given for voting on the matters listed on the reverse side, this proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders, or any one of them, will have discretion to vote on those matters in accordance with their best judgment. Shareholders who are present at the meeting may withdraw their Proxy and vote in person if so desired. Air Products and Chemicals, Inc. Retirement Savings Plan Participants The person signing on the reverse directs that Fidelity Management Trust Company As Trustee for the Air Products and Chemicals, Inc. Retirement Savings Plan (the “Plan”) vote the shares of common stock of Air Products and Chemicals, Inc. (“shares”) allocated to his or her account under the Plan at the annual meeting of shareholders of Air Products and Chemicals, Inc. to be held on January 25, 2018 as directed on the reverse side. The Trustee will tabulate the instructions from all participants and vote shares held in the Plan according to the instructions. The Trustee will vote shares held in the Plan for which no voting instructions are received by January 22, 2018 in the same proportions and manner as shares held in the Plan for which instructions have been received. Continued and to be signed on reverse side